As filed with the Securities and Exchange Commission on July 13, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ADVANCED MICRO DEVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Advanced Micro Devices, Inc. One AMD Place, P.O. Box 3453 Sunnyvale, California 94088-3453 (408) 749-4000	94-1692300
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Harry A. Wolin

Senior Vice President, General Counsel

Advanced Micro Devices, Inc.

One AMD Place, P.O. Box 3453

Sunnyvale, California 94088-3453

(408) 749-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Tad J. Freese

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
6.00% Convertible Senior Notes due 2015	$2,200,000,000		100%	$2,200,000,000	$67,540
Common Stock, $0.01 par value per share	78,347,579 shares	(2)	—	—	—

(1)	Equals the aggregate principal amount of the notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Represents the number of shares of common stock that are issuable upon conversion of the notes at the current conversion price of $28.08 per share. Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time upon conversion of the notes to prevent dilution as a result of stock splits, stock dividends or similar transactions. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i).

PROSPECTUS

$2,200,000,000

6.00% Convertible Senior Notes due 2015

The Offering:

In April 2007, we issued and sold $2,200,000,000 aggregate principal amount of our 6.00% Convertible Senior Notes due 2015 at an issue price of $1,000 per note. This prospectus will be used by selling security holders to resell the notes and the common stock issuable upon conversion of the notes. Additional selling security holders may be named by prospectus supplement. The notes accrue interest at a rate of 6.00% per annum. Interest is payable semiannually in arrears in cash on May 1 and November 1 of each year, beginning November 1, 2007 unless the notes are earlier converted.

The notes rank equally with all our existing and future senior debt and senior to all our future subordinated debt. The notes will rank junior to all our existing and future senior secured debt to the extent of the collateral securing such debt and will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. For a more detailed description of the notes, see “Description of Notes” beginning on 39.

Convertibility of the Notes:

Holders may convert their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding February 1, 2015 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; (2) during any calendar quarter after the calendar quarter ending June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of specified corporate events. On or after February 15, 2015 until the close of business on the scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the relevant 30-trading-day observation period. The initial conversion rate is 35.6125 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of $28.08 per share of common stock). The conversion price is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change” (as defined herein) occurs prior to the maturity date, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change.

Repurchase of the Notes by Us at the Option of the Holder:

Holders may require us to purchase for cash all or a portion of their notes upon a “designated event” (as defined herein) at a price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest up to, but excluding, the relevant purchase date. We may not redeem the notes prior to maturity.

Investing in the notes involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2007.

We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to One AMD Place, P.O. Box 3453, Sunnyvale, California, 94088-3453, or call (408) 749-4000 to make your request.

PROSPECTUS SUMMARY

This summary highlights material information found in greater detail elsewhere in prospectus or the documents incorporated by reference herein. Before deciding to invest in our notes or common stock, you should carefully read this entire prospectus, including the section captioned “Risk Factors,” our financial statements and the notes to those financial statements, which are incorporated by reference in this prospectus, and the documents incorporated by reference in this prospectus.

Unless the context otherwise requires, references in this prospectus to “AMD,” “we,” “our,” “us” and “the company” refer to Advanced Micro Devices, Inc. and its consolidated subsidiaries.

Our Company

We are a global semiconductor company with facilities around the world. Within the global semiconductor industry, we offer primarily:

•

x86 microprocessors, for the commercial and consumer markets, embedded microprocessors for commercial, commercial client and consumer markets and chipsets for desktop and notebook PCs, professional workstations and servers;

•	3D graphics, video and multimedia products; and

•	products for consumer electronic devices such as mobile phones, digital televisions and game consoles.

We were incorporated under the laws of Delaware on May 1, 1969 and became a publicly held company in 1972. Since 1979 our common stock has been listed on the New York Stock Exchange under the symbol “AMD.” Our mailing address and executive offices are located at One AMD Place, P.O. Box 3453, Sunnyvale, California 94088-3453, and our telephone number at that location is (408) 749-4000.

On October 25, 2006, we completed our acquisition of ATI Technologies Inc., or ATI, whereby ATI became our indirect, wholly-owned subsidiary. As a result of the acquisition, we began to supply 3D graphics, video and multimedia products and chipsets for personal computers, or PCs, including desktop and notebook PCs, professional workstations and servers and products for consumer electronic devices such as mobile phones, digital TVs and game consoles.

The Offering

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus.

Issuer	Advanced Micro Devices, Inc.

Securities Offered	$2.2 billion aggregate principal amount of 6.00% Convertible Senior Notes due 2015.

Maturity Date	May 1, 2015, unless earlier repurchased or converted.

Interest and Payment Dates	6.00% per year. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007.

Optional Redemption	The notes may not be redeemed prior to maturity.

Conversion Rights

Holders may convert their notes prior to the close of business on the scheduled trading day immediately preceding February 1, 2015, in multiples of $1,000 principal amount, at the option of the holder under the following circumstances:

•     during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day;

•     during any calendar quarter after the calendar quarter ending June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or

•     upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights.”

On and after February 1, 2015 to (and including) the close of business on the scheduled trading day immediately preceding the maturity date, subject to prior repurchase of the notes, holders may convert the notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The initial conversion rate is 35.6125 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $28.08 per share of common stock), subject to adjustment.

Upon valid tender of notes for conversion, we will pay, on the third trading day following the last day of the related observation period, cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the relevant 30 trading-day observation period. See “Description of Notes—Conversion Rights—Payment upon Conversion.”

In addition, if a “fundamental change” occurs prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a fundamental change upon conversion in certain circumstances as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change.”

Holders of notes will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares of common stock, if any, issued to holders of notes upon conversion.

Designated Event	If we undergo a “designated event” (as defined in this prospectus under “Description of Notes—Designated Event Permits Holders to Require us to Purchase Notes”), including a “fundamental change” (as defined in such section), holders of notes will have the option to require us to purchase all or any portion of their notes. The designated event purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to but excluding the designated event purchase date. We will pay cash for all notes so purchased.

Ranking

The notes rank equally with all our existing and future senior debt and senior to all our future subordinated debt. The notes rank junior to all our existing and future senior secured debt to the extent of the collateral securing such debt and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2007 (giving effect to the issuance of the notes and the application of the net proceeds therefrom), we had:

•     $2,532 million of senior unsecured indebtedness outstanding equal in right of payment to the notes;

•     $3,010 million of senior secured indebtedness outstanding senior in right of payment to the notes to the extent of the collateral securing such indebtedness (which included $390 million of our 7.75% Senior Notes); and

•     no subordinated indebtedness.

As of June 14, 2007, the 7.75% Senior Notes are no longer secured.

In addition, our subsidiaries had liabilities (including trade and other payables but excluding intercompany indebtedness) outstanding in an amount of $3,040 million structurally senior to the notes. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries do not guarantee any of our obligations under the notes.

Use of Proceeds	The selling security holders will receive all of the proceeds from the sale under this prospectus of notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales. For additional information, see “Use of Proceeds.”

Capped Call Transaction	In connection with the issuance of the notes, we entered into a capped call transaction with a third party, whom we refer to as the counterparty. The capped call transaction is expected to reduce the potential dilution with respect to our common stock upon conversion of the notes to the extent described in “Capped Call Transaction.” In connection with hedging the capped call transaction, the counterparty or its affiliates may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions prior to the maturity of the notes and are likely to do so during any observation period related to the conversion of the notes, which could adversely affect the price of our common stock and the notes.

For a discussion of the impact of any market or other activity by the counterparty or its affiliates in connection with the capped call transaction, see “Risk Factors—Risks Related to the Notes and Our Common Stock—The capped call transaction may affect the value of the notes and our common stock,” “Capped Call Transaction” and “Plan of Distribution.”

Listing	Our common stock is quoted on the New York Stock Exchange under the symbol “AMD.”

U.S. Federal Income Tax Considerations	You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your own particular situation as well as any tax consequences of the ownership and disposition of the notes and our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty. See “U.S. Federal Income Tax Considerations.”

Risk Factors	You should carefully consider the information under “Risk Factors” and all other information included in or incorporated by reference into this prospectus before investing in the notes and our common stock.

Summary Consolidated Financial and Operating Data

The following table sets forth our summary consolidated statement of operations data and balance sheet data. The summary statement of operations data for the fiscal years ended 2006, 2005 and 2004 are derived from our audited consolidated financial statements and should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this prospectus. The summary statement of operations data for the three months ended March 31, 2007 and March 26, 2006 and summary balance sheet data as of March 31, 2007 are derived from our unaudited condensed consolidated financial statements and should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, incorporated by reference in this prospectus. The as adjusted summary balance sheet data give effect to the receipt and application of the net proceeds from the issuance and sale of the notes, including the purchase of the capped call transaction and the application of $500 million towards the repayment of the Credit Agreement with Morgan Stanley Senior Funding Inc. dated October 24, 2006, which we refer to as the October 2006 Term Loan. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included.

The fiscal year ended December 31, 2006 consisted of 53 weeks and the fiscal years ended December 25, 2005 and December 26, 2004 each consisted of 52 weeks. The quarters ended March 31, 2007 and March 26, 2006 each consisted of 13 weeks.

Quarter Ended	Year Ended
Mar. 31, 2007(1)	Mar. 26, 2006	Dec. 31, 2006(1)(2)	Dec. 25, 2005(2)(3)	Dec. 26, 2004(3)
(unaudited)
(in millions, except per share amounts)
Statement of Operations Data:
Net revenue	$1,233	$1,332	$5,649	$5,848	$5,001
Expenses:
Cost of sales	886	553	2,856	3,456	3,033
Research and development	432	264	1,205	1,144	934
Marketing, general and administrative	335	256	1,140	1,016	812
In process research and development	—	—	416	(4)	—	—
Amortization of acquired intangible assets and other integration charges	84	(5)	—	79	(5)	—	—
Operating income (loss)	(504)	259	(47)	232	222
Interest income	16	28	116	37	18
Interest expense	(78)	(23)	(126)	(105)	(112)
Other income (expense), net	2	(20)	(13)	(24)	(49	)(6)

Income (loss) before minority interest, equity in net loss of Spansion Inc., and other and income taxes	(564)	244	(70)	140	79
Minority interest in consolidated subsidiaries(7)	(8)	(6)	(28)	125	18
Equity in net loss of Spansion Inc. and other	(16	)(8)	(18)	(45)	(107	)(9)	—

Income (loss) before income taxes	(588)	220	(143)	158	97
Provision (benefit) for income taxes	23	35	23	(10)	(7)	6

Net income (loss)	$(611)	$185	$(166)	$165	$91

Net income (loss) per common share:
Basic—income (loss)	$(1.11)	$0.40	$(0.34)	$0.41	$0.25

Diluted—income (loss)	$(1.11)	$0.38	$(0.34)	$0.40	$0.25

Shares used in per share calculation:
Basic	549	464	492	400	359

Diluted	549	495	492	441	371

Other Financial Data:
Ratio of earnings to fixed charges(11)	—	9.59x	—	1.74x	1.64x

	As of March 31, 2007
	Actual	As Adjusted(12)
	(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$1,167	$2,654
Total assets	12,712	14,225
Long-term debt and capital lease obligations, including current portion	3,841	5,541
Stockholders’ equity	5,205	5,018

(1)	Results of operations for the quarter ended March 31, 2007 include the operations of ATI. Results of operations for the year ended December 31, 2006 includes the operations of ATI for the period from October 25, 2006 through December 31, 2006. As a result, the first fiscal quarter of 2007 and fiscal year 2006 are not fully comparable to prior periods.
(2)	Consolidated statement of operations data for 2005 include the results of operations for our former Memory Products segment through December 20, 2005. From December 21, 2005, the date that Spansion closed its IPO, through December 25, 2005 and for all of 2006 we used the equity method of accounting to reflect our share of Spansion’s net income (loss). We include this information under the caption, “Equity in net income (loss) of Spansion Inc. and other,” on our consolidated statements of operations. Therefore, 2006 is not fully comparable to prior periods.
(3)	Consolidated statement of operations data for 2004 include the results of operations for our former Memory Products segment for the entire year. Therefore, 2004 is not fully comparable to 2005 during which Spansion’s results of operations were not consolidated with our results of operations for the last five days of the fiscal year.
(4)	Represents a write-off of in-process research and development in connection with the ATI acquisition.
(5)	Represents amortization of acquisition related intangible assets acquired as part of the ATI acquisition and charges incurred to integrate the operations of ATI with our operations.
(6)	Other income (expense), net, includes a charge of approximately $32 million associated with our exchange of $201 million of our 4.50% Convertible Senior Notes due 2007 for common stock and a charge of approximately $14 million in connection with our prepayment of amounts outstanding under a term loan agreement among our German subsidiary, AMD Fab 30 Limited Liability Company & Co. KG, and the lenders thereto.
(7)	The 2007 and 2006 minority interest amounts represent the guaranteed rate of return of between 11 and 13 percent related to the limited partnership contributions that AMD Fab 36 KG received from the unaffiliated partners (Fab 36 Minority Interest); the 2005 and 2004 minority interest amount includes the Fab 36 Minority Interest and Spansion Related Minority Interest.
(8)	During the first quarter of 2007, we sold 984,799 shares of Spansion Inc. Class A common stock under Rule 144 of the Securities Act of 1933. We received $13 million in net proceeds from the sales and realized a gain of $0.6 million. As of March 31, 2007, we owned a total of 26,544,604 shares, or approximately 19.8 percent, of Spansion’s outstanding common stock. We continue to use the equity method of accounting to reflect our share of Spansion’s results of operations because we continue to have the ability to exercise significant influence over Spansion.
(9)	Due to the dilution in our ownership interest in Spansion from 60 percent to approximately 38 percent in connection with Spansion’s IPO, we recorded a loss of $110 million which represents the difference between Spansion’s book value per share before and after the IPO multiplied by the number of shares owned by us.
(10)	The 2007 first quarter and 2006 income tax provision primarily results from current foreign taxes, plus deferred U.S. tax related to indefinite-lived goodwill, and reduced by deferred foreign benefits from removing part of the valuation allowance on German net operating loss carryovers of Fab 36.
(11)	For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes, minority interest, and equity in net loss of Spansion Inc. and other plus fixed charges. For the fiscal year 2006 and the quarter ended March 31, 2007, earnings were insufficient to cover fixed charges by $74 million and $568 million.

(12)	As adjusted to give effect to the receipt and application of the net proceeds from the issuance and sale of the notes, including the application of $500 million towards the repayment of a portion of the October 2006 Term Loan and the purchase of the capped call transaction for approximately $182 million (see “Capped Call Transaction”).

RISK FACTORS

You should consider the risk factors below as well as the other information set forth or incorporated by reference in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, our ability to make payments on the notes could be impaired, the trading price of the notes and our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, elsewhere in this prospectus and in the documents incorporated by reference in this prospectus.

Risks Related to Our Business

Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit our ability to compete effectively.

Intel has dominated the market for microprocessors for many years. Intel’s significant financial resources enable it to market its products aggressively, to target our customers and our channel partners with special incentives, and to discipline customers who do business with us. These aggressive activities have in the past and are likely in the future to result in lower unit sales and average selling prices for our products and adversely affect our margins and profitability.

Intel also manufactures and sells integrated graphics chipsets bundled with their microprocessors and is a dominant competitor with respect to this portion of our semiconductor graphics business that we have added through the acquisition of ATI. Intel could leverage its dominance in the microprocessor market to sell its integrated chipsets. Also, we believe Intel will reenter the discrete GPU market. Either of these actions could shrink the total available market for certain of our discrete GPUs. Intel could also take other actions that place our discrete GPUs and integrated chipsets at a competitive disadvantage such as giving one or more of our competitors in the graphics market, such as Nvidia Corporation, preferential access to its proprietary graphics interface or other useful information. Moreover, computer manufacturers are increasingly using integrated graphics chipsets, particularly for notebooks, because they cost significantly less than traditional discrete graphics components while offering reasonably good graphics performance for most mainstream PCs. The success of our graphics business is dependent, in part, upon the success of our integrated chipset products. If our graphics products do not successfully address the discrete GPU and integrated chipset markets, our graphics business could be adversely affected.

As long as Intel remains in this dominant position, we may be materially adversely affected by Intel’s:

•	business practices, including rebating and allocation strategies and pricing actions, designed to limit our market share;

•	product mix and product introduction schedules;

•	product bundling, marketing and merchandising strategies;

•	exclusivity payments to its current and potential customers;

•

control over industry standards, PC manufacturers and other PC industry participants, including motherboard, memory, chipset and basic input/output system, or BIOS, suppliers and software companies as well as the graphics interface for Intel platforms; and

•	marketing and advertising expenditures in support of positioning the Intel brand over the brand of its OEM customers.

Intel exerts substantial influence over computer manufacturers and their channels of distribution through various brand and other marketing programs. Because of its dominant position in the microprocessor market, Intel has been able to control x86 microprocessor and computer system standards and to dictate the type of products the microprocessor market requires of Intel’s competitors. Intel also dominates the computer system platform, which includes core logic chipsets, graphics chips, motherboards and other components necessary to assemble a computer system. As a result, OEMs that purchase microprocessors for computer systems are highly dependent on Intel, less innovative on their own and, to a large extent, are distributors of Intel technology. Additionally, Intel is able to drive de facto standards for x86 microprocessors that could cause us and other companies to have delayed access to such standards.

We expect Intel to maintain its dominant position and to continue to invest heavily in marketing, research and development, new manufacturing facilities and other technology companies. Intel has substantially greater financial resources than we do and accordingly spends substantially greater amounts on research and development and production capacity than we do. Moreover, Intel launched its quad-core multi-chip module processors during the fourth quarter of 2006. We don’t expect to have initial shipments for revenue of our first quad-core products until August 2007. To the extent Intel manufactures a significantly larger portion of its microprocessor products using more advanced process technologies, or introduces competitive new products into the market before we do, we may be more vulnerable to Intel’s aggressive marketing and pricing strategies for microprocessor products.

Intel’s dominant position in the microprocessor market and integrated graphics chipset market, its existing relationships with top-tier OEMs and its aggressive marketing and pricing strategies could result in lower unit sales and average selling prices for our products, which could have a material adverse effect on us.

We have a substantial amount of indebtedness that could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

As of March 31, 2007 we had consolidated debt of approximately $3.8 billion. In addition, a significant portion of our consolidated debt bears a variable interest rate, which increases our exposure to interest rate fluctuations. After the application of the net proceeds from the sale of the notes as described in “Use of Proceeds,” including the application of $500 million to repay a portion of the October 2006 Term Loan, as of March 31, 2007, we would have had approximately $5.5 billion of consolidated debt. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate and other purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

We may not be able to generate sufficient cash to service our debt obligations.

Our ability to make payments on and to refinance our debt, or our guarantees of other parties’ debts, will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter, and is subject to prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow funds in amounts sufficient to enable us to service our debt or to meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt, including the notes offered hereby, we may be required to sell assets or equity, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or equity or borrow more funds on terms acceptable to us, if at all.

In addition, amounts outstanding under our October 2006 Term Loan are secured by, among other things, certain accounts receivable, a pledge of the capital stock of specific material subsidiaries, specific intercompany debt, and proceeds from any sale of our equity interest in Spansion Inc. These assets are not available to be used as security in other borrowing arrangements, which may also have a material adverse effect on our ability to borrow additional funds on terms acceptable to us, if at all.

Our debt instruments impose restrictions on us that may adversely affect our ability to operate our business.

The October 2006 Term Loan and the indenture governing our 7.75% Notes contain various covenants that limit our ability to:

•	incur additional indebtedness, except specified permitted debt;

•	pay dividends and make other restricted payments;

•	make certain investments if a default or an event of default exists, or if specified financial conditions are not satisfied;

•	create or permit certain liens;

•	create or permit restrictions on the ability of certain restricted subsidiaries to pay dividends or make other distributions to us;

•	consolidate, merge or sell assets as an entirety or substantially as an entirety unless specified conditions are met;

•	enter into certain types of transactions with affiliates;

•	make or commit to make any capital expenditures in the ordinary course of business exceeding a certain amount;

•	issue or sell any shares of capital stock of our restricted subsidiaries;

•	permit domestic wholly-owned restricted subsidiaries to guarantee our indebtedness unless they also guarantee the October 2006 Term Loan; and

•	permit our Consolidated Net Senior Secured Leverage Ratio (as defined in the October 2006 Term Loan) to exceed 2.25 to 1.00.

In addition, the Fab 36 Loan Agreements contain restrictive covenants, including a prohibition on the ability of our German subsidiary, AMD Fab 36 Limited Liability Company & Co. KG, or AMD Fab 36 KG, and its affiliated limited partners to pay us dividends and other payments and also require us to maintain specified financial ratios when group consolidated cash is below specified amounts. Our ability to satisfy these covenants, financial ratios and tests can be affected by events beyond our control. We cannot assure you that we will meet those requirements. A breach of any of these covenants, financial ratios or tests could result in a default under the applicable agreement.

Moreover, our agreements contain cross-default provisions whereby a default under one agreement would likely result in cross default under agreements covering other borrowings. For example, the occurrence of a default with respect to any indebtedness or any failure to repay debt when due in an amount in excess of $50 million would cause a cross default under the October 2006 Term Loan or the indenture governing our 7.75% Notes. The occurrence of a default under any of these borrowing arrangements would permit the applicable lenders or note holders to declare all amounts outstanding under those borrowing arrangements to be immediately due and payable. If the lenders under the October 2006 Term Loan or the note holders or the trustee under the indenture governing our 7.75% Notes accelerates the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay those borrowings and our other indebtedness.

We may not realize all of the anticipated benefits of our acquisition of ATI.

The success of our acquisition of ATI depends, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the businesses of ATI with the businesses of AMD, and failure to realize these anticipated benefits could cause our business to be materially adversely affected. Our success in realizing these benefits and the timing of this realization depends upon our successful integration of ATI’s operations. The integration of two independent companies is a complex, costly, and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•	retaining key employees;

•	bridging possible differences in cultures and management philosophies;

•	consolidating corporate and administrative infrastructures and information technology systems;

•	coordinating sales and marketing functions;

•	preserving our and ATI’s customer, supplier, ecosystem partner and other important relationships;

•	aligning and executing on new products roadmaps;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

We cannot assure you that our integration of ATI will result in the realization of the full benefits that we anticipate will result from the acquisition. For example, it is possible that as a result of the acquisition, previous ATI customers of discrete GPUs may decide to purchase our competitors’ graphics products for use with their computer systems that incorporate Intel platforms, or that ecosystem partners will cease doing business with us because they view the former ATI operations as competitive with portions of their business. Any inability to integrate successfully, or a delay in integrating, ATI could have a material adverse effect on us.

We cannot be certain that our substantial investments in research and development will lead to timely improvements in product designs or technology used to manufacture our products or that we will have sufficient resources to invest in the level of research and development that is required to remain competitive.

We make substantial investments in research and development for process technologies in an effort to design and manufacture leading-edge microprocessors. We also make substantial investments in research and development related to product design and anticipate that we will continue to do so in the future. We cannot be certain that we will be able to develop, obtain or successfully implement leading-edge process technologies needed to manufacture future generations of our products profitably or on a timely basis or that our competitors will not develop new technologies, products or processes that render our products uncompetitive or obsolete. If new competitors, technological advances by existing competitors or other competitive factors require us to invest significantly greater resources than anticipated in our research and development efforts, our operating expenses would increase. If we are required to invest significantly greater resources than anticipated in research and development efforts without an increase in revenue, our operating results could decline. In connection with the acquisition of ATI, we plan to continue to invest in research and development related to our graphics and chipset products and products for consumer electronics devices, including new integrated platforms and our design initiative called “Fusion.” Moreover, in connection with the acquisition, we committed to the Minister of Industry of Canada to increase total expenditures on research and development in Canada when compared to ATI’s expenditures in this area in prior years. However, we cannot assure you that we will have sufficient resources to achieve planned investments in research and development or to otherwise maintain the level of investment in research and development that is required for us to remain competitive.

We have a joint development agreement with IBM, pursuant to which we have agreed to work together to develop new process technologies through December 31, 2011. We anticipate that under this agreement, we will pay fees to IBM of between $473 million and $523 million in connection with joint development projects from 2007 to 2011.

If this agreement were to be terminated, we would either have to resume certain research and development activities internally or find an alternate partner. In either case, our research and development costs could increase, and we could experience delays or other setbacks in the development of new process technologies, any of which would materially adversely affect us. Moreover, the timely achievement of the milestones set forth in the joint development agreement is critical to our ability to continue to manufacture microprocessors using advanced process technologies.

The success of our business is dependent upon our ability to introduce products on a timely basis with required features and performance levels that provide value to our customers and support and coincide with significant industry transitions.

Our success depends to a significant extent on the development, qualification, implementation and acceptance of new product designs and improvements that provide value to our customers. Our ability to develop and qualify new products and related technologies to meet evolving industry requirements, at prices acceptable to our customers and on a timely basis are significant factors in determining our competitiveness in our target markets. If we are delayed in developing or qualifying new products or technologies, we may lose competitive positioning, which could cause us to lose market share and require us to discount the selling price of our products.

Delays in developing or qualifying new products can also cause us to miss our customers’ product design windows. If our customers do not include our products in the initial design of their computer systems, they will typically not use our products in their systems until at least the next design configuration. The process of being qualified for inclusion in a customer’s system can be lengthy and could cause us to further miss a cycle in the demand of end-users, which also could result in a loss of market share and harm our business.

Market demand requires that products incorporate new features and performance standards on an industry-wide basis. Over the life of a specific product, the average selling price undergoes regular price reductions. The introduction of new products and enhancements to existing products is necessary to maintain overall corporate average selling prices. If we are unable to introduce new products or launch new products with sufficient increases in average selling prices or increased unit sales volumes capable of offsetting these reductions in average selling prices of existing products, our revenues, inventories, gross margins and operating results could be adversely affected.

Our ability to design and introduce new products in a timely manner is dependent upon third party intellectual property.

In the design and development of new products and product enhancements, we rely on third-party intellectual property such as software development tools. Historically, ATI has experienced delays in the introduction of products as a result of the inability of then available software development tools to fully simulate the complex features and functionalities of its products. The design requirements necessary to meet consumer demands for more features and greater functionality from products in the future may exceed the capabilities of the software development tools available to us. If the third-party intellectual property that we use becomes unavailable or fails to produce designs that meet consumer demands, our business could be materially adversely affected.

If our cost reduction efforts are not effective, our business could be materially adversely affected.

For the first quarter of fiscal 2007, we incurred a net loss of approximately $611 million. As a result, we have taken and plan to continue to undertake a number of actions to significantly reduce our expenses and realign our cost structure including, among other things, a $500 million reduction in capital expenditures for 2007, headcount reductions and a reduction in operating expenses for 2007. We cannot assure you that we will be able to achieve these cost reductions in a timely manner or at all, and if we are unable to do so, we could be materially adversely affected. In addition, if these reductions are not effectively implemented, we may experience unanticipated effects from these reductions causing harm to our business and customer relationships.

If we cannot generate sufficient operating cash flow or obtain external financing, we may be unable to make all of our planned capital expenditures.

For 2007, we plan to make approximately $2.0 billion of capital expenditures. However, our ability to fund these capital expenditures in accordance with our business plan depends on generating sufficient cash flow from operations and the availability of external financing, if necessary.

Our capital expenditures, together with ongoing operating expenses, will be a substantial drain on our cash flow and may decrease our cash balances. The timing and amount of our capital requirements cannot be precisely determined at this time and will depend on a number of factors including future demand for products, product mix, changes in semiconductor industry conditions and market competition. We regularly assess markets for external financing opportunities, including debt and equity financing. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. In addition, in order to finance our acquisition of ATI, we entered into a Credit Agreement with Morgan Stanley Senior Funding Inc. dated October 24, 2006, which we refer to as the October 2006 Term Loan. While amounts remain outstanding under this agreement, we are required to prepay these amounts with (i) 100 percent of the net cash proceeds from certain debt incurred by us or a restricted subsidiary other than excluded debt as defined in the October 2006 Term Loan, (ii) 50 percent of net cash proceeds from the issuance of any capital stock by us (subject to specified exceptions); (iii) 100 percent of extraordinary receipts (as defined in the October 2006 Term Loan) in excess of $30 million; (iv) 100 percent of net cash proceeds from asset sales outside of the ordinary course of business and in excess of $30 million, subject to our ability to reinvest these proceeds; (v) commencing with the fiscal year ending December 30, 2007, 50 percent of excess cash flow; and (vi) 100 percent of net cash proceeds from sales of capital stock of Spansion Inc. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity,” in our Annual Report for the year ended December 31, 2006 for additional information on the definition of “excess cash flow.” These mandatory prepayment requirements limit our ability to use our cash flow, borrow additional funds or conduct equity offerings for future working capital, capital expenditures, acquisitions or other general corporate purposes. Our inability to obtain needed financing or to generate sufficient cash from operations may require us to abandon projects or curtail capital expenditures. If we curtail capital expenditures or abandon projects, we could be materially adversely affected.

The loss of a significant customer may have a material adverse effect on us.

Collectively, our top five customers accounted for almost half of our total revenue in 2006. Moreover, historically a significant portion of ATI’s revenues were derived from sales to a small number of customers, and we expect that a small number of customers will continue to account for a substantial part of revenues from our graphics and consumer electronics businesses in the future. For example, for the first quarter of 2007, one handset manufacturer accounted for approximately half of the revenue of our Consumer Electronics segment. During this same period, three customers accounted for approximately one third of the revenue of our Graphics segment. If one of our top microprocessor, graphics business or consumer electronics customers decided to stop buying our products, or if one of these customers were to materially reduce its operations or its demand for our products, we would be materially adversely affected. For example, during the first quarter of 2007, the handset manufacturer referenced above purchased significantly less of our products than in the immediately preceding quarter, which contributed to lower unit shipments of our products for consumer electronics devices and negatively impacted net revenue for our Consumer Electronics segment.

The semiconductor industry is highly cyclical and has experienced severe downturns that materially adversely affected, and may in the future materially adversely affect, our business.

The semiconductor industry is highly cyclical and has experienced significant downturns, often in conjunction with constant and rapid technological change, wide fluctuations in supply and demand, continuous new product introductions, price erosion and declines in general economic conditions. Our historical financial results have also been subject to substantial fluctuations. Our financial performance has been, and may in the future be, negatively affected by these downturns. We incurred substantial losses in recent downturns, due to:

•	substantial declines in average selling prices;

•	the cyclical nature of supply/demand imbalances in the semiconductor industry;

•	a decline in demand for end-user products (such as PCs) that incorporate our products;

•	excess inventory levels in the channels of distribution, including those of our customers; and

•	excess production capacity.

For example, in 2001 and 2002 we implemented restructuring plans due to weak customer demand associated with the downturn in the semiconductor industry. If the semiconductor industry were to experience a downturn in the future, we would be materially adversely affected.

The demand for our products depends in part on continued growth in the industries and geographies into which they are sold. Fluctuations in demand for our products or a market decline in any of these industries or geographies would have a material adverse effect on our results of operations.

Our microprocessor business is dependent upon the market for mobile and desktop PCs and servers. Industry-wide fluctuations in the computer marketplace have materially adversely affected us in the past and may materially adversely affect us in the future. Depending on the growth rate of computers sold, sales of our products may not grow and may even decrease. If demand for computers is below our expectations, the demand for our products may decrease and we could be materially adversely affected.

The business we acquired from ATI is also dependent upon the market for mobile and desktop PCs, the consumer electronics market and the markets for digital TVs, handheld devices, such as multimedia-enabled mobile phones, and game consoles. A market decline in any of these industries could cause the demand for our products to decrease and could have a material adverse effect on our results of operations.

The growth of our business is also dependent on continued demand for our products from high-growth global markets. In 2006, sales of our products to high-growth markets such as China increased significantly compared to 2005, and these markets are an important area of future growth for us. If demand from these markets is below our expectations, sales of our products may not grow, and may even decrease, which would have a material adverse effect on us.

The markets in which our products are sold are highly competitive.

The markets in which our products are sold are very competitive and delivering the latest and best products to market on a timely basis is critical to achieving revenue growth. We expect competition to intensify due to rapid technological changes, frequent product introductions and aggressive pricing by competitors. We believe that the main factors that determine our competitiveness are product quality, power consumption, reliability, speed, size (or form factor), cost, selling price, adherence to industry standards, software and hardware compatibility and stability, brand recognition, timely product introductions and availability. After a product is introduced, costs and average selling prices normally decrease over time as production efficiency improves, and successive generations of products are developed and introduced for sale. We expect that competition will intensify in these markets and our competitors’ products may be less costly, provide better performance or include additional features that render our products uncompetitive. With respect to our graphics products, Intel and Nvidia Corporation are our principal competitors. Some competitors may have greater access or rights to companion technologies, including interface, processor and memory technical information. Competitive pressures could adversely impact the demand for our products, which could harm our revenue and gross margin.

We depend on third-party companies for the design, manufacture and supply of motherboards, BIOS software and other components.

We depend on third-party companies for the design, manufacture and supply of motherboards, BIOS software and other components that support our microprocessor offerings. In addition, despite our acquisition of ATI, we continue to work with other third parties for graphics chips in order to provide our customers with a greater choice of technologies to best meet their needs.

Our microprocessors are not designed to function with motherboards and chipsets designed to work with Intel microprocessors because our patent cross-license agreement with Intel does not extend to Intel’s proprietary bus interface protocol. If we are unable to secure sufficient support for our microprocessor products from designers and manufacturers of motherboards and chipsets, our business would be materially adversely affected. Our acquisition of ATI could exacerbate this problem because we design and supply a significantly greater amount of graphics products ourselves. Doing so could cause third-party designers, manufacturers and suppliers to be less willing to do business with us or to support our products out of a perceived risk that we will be less willing to support their products or because we may compete with them. As a result, these third-party designers, manufacturers and suppliers could forge relationships, or strengthen their existing relationships, with our competitors. If the designers, manufacturers and suppliers of graphics chips, motherboards, and other components decrease their support for our product offerings and increase their support for the product offerings of our competitors, our business could be materially adversely affected.

We must achieve further market acceptance of our 64-bit technology, AMD64, or we will be materially adversely affected.

We are making substantial investments in our microprocessor roadmaps and platforms, particularly as we transition from dual-core to multi-core processors. Increasing market acceptance of our processors, and the AMD64 technology on which they are based, is subject to risks and uncertainties including:

•

the continued support of application program providers for our 64-bit instruction set, including timely development of 64-bit software applications and applications that can take advantage of the functionality of our multi-core processors;

•	our ability to produce these processors in a timely manner using advanced process technologies, in the volume, mix and with the performance and feature set required by customers; and

•	the availability, performance and feature set of components designed for these processors, in the volume and with the performance and feature set required by our customers.

If we are unable to continue to achieve market acceptance of our AMD64 technology, we would be materially adversely affected.

If we are ultimately unsuccessful in any of our antitrust lawsuits against Intel, our business may be materially adversely affected.

On June 27, 2005, we filed an antitrust complaint against Intel Corporation and Intel’s Japanese subsidiary, Intel Kabushiki Kaisha, which we refer to collectively as Intel, in the United States District Court for the District of Delaware under Section 2 of the Sherman Antitrust Act, Sections 4 and 16 of the Clayton Act, and the California Business and Professions Code. Our complaint alleges that Intel has unlawfully maintained a monopoly in the x86 microprocessor market by engaging in anti-competitive financial and exclusionary business practices that limit the ability and/or incentive of Intel’s customers in dealing with AMD. Also, on June 30, 2005, our subsidiary in Japan, AMD Japan K.K., filed an action in Japan against Intel K.K. in the Tokyo High Court and the Tokyo District Court for damages arising from violations of Japan’s Antimonopoly Act. On September 26, 2006, the United States District Court for the District of Delaware granted Intel’s motion to dismiss foreign conduct claims. The effect of that decision was clarified by the Court’s January 12, 2007, adoption of the Special Master’s decision on our motion to compel foreign conduct discovery. As a result of these two decisions, we will be permitted to develop evidence of Intel’s exclusionary practices wherever they occur, including practices foreclosing AMD from foreign customers or in foreign market segments. However, the court’s ruling limits our damages to lost sales in the United States and lost sales abroad that would have originated from the United States. The Court also set an immovable trial date of April 27, 2009.

If our antitrust lawsuits against Intel are ultimately unsuccessful, our business, including our ability to increase market share in the microprocessor market, could be materially adversely affected.

Our operating results are subject to quarterly and seasonal sales patterns.

A substantial portion of our quarterly sales have historically been made in the last month of the quarter. This uneven sales pattern makes prediction of revenues for each financial period difficult and increases the risk of unanticipated variations in quarterly results and financial condition. In addition, our operating results tend to vary seasonally. For example, demand in the retail sector of the PC market is often stronger during the fourth quarter as a result of the winter holiday season. European sales are often weaker during the summer months. Many of the factors that create and affect seasonal trends are beyond our control.

Manufacturing capacity constraints and manufacturing capacity utilization rates may have a material adverse affect on us.

There may be situations in which our microprocessor manufacturing facilities are inadequate to meet the demand for certain of our microprocessor products. Our inability to obtain sufficient manufacturing capacity to meet forecasted demand, either in our own facilities or through foundry or similar arrangements with third parties, could result in an adverse effect on our relationships with customers, which could have a material adverse effect on us.

In November 2004, we entered into sourcing and manufacturing technology agreements with Chartered Semiconductor Manufacturing whereby Chartered agreed to become a contract manufacturer for our AMD64-based microprocessors. Although Chartered has begun production, the ability of Chartered to continue to ramp production on a timely basis depends on several factors beyond our control, including Chartered’s ability to continue to implement our technology at their facilities on a timely basis.

In addition, we plan to increase capacity at Fab 36 and convert Fab 30 into a 300-millimeter wafer manufacturing facility. If we are not able to achieve our production plans on a timely basis, we may not have sufficient manufacturing capacity to meet anticipated demand for our microprocessor products. If we cannot obtain sufficient manufacturing capacity to meet demand for our microprocessor products, either in our own facilities or through foundry or similar arrangements, we could be materially adversely affected.

We rely on third party foundries and other contractors to manufacture certain products.

We rely on independent foundries such as Taiwan Semiconductor Manufacturing Company and United Microelectronics Corp. to manufacture our graphics and chipset products. Chartered Semiconductor manufactures some of our microprocessor products and products for consumer electronics devices. As part of our cost reduction efforts, we may increase our reliance on third party foundries and/or contractors in the future. Independent contractors also perform the assembly, testing and packaging of these products. We obtain these manufacturing services for our graphics and chipset products and products for consumer electronics devices on a purchase order basis and these foundries are not required to provide us with any specified minimum quantity of product. Accordingly, our graphics and consumer electronics businesses depend on these suppliers to allocate to us a portion of their manufacturing capacity sufficient to meet our needs, to produce products of acceptable quality and at acceptable manufacturing yields and to deliver those products to us on a timely basis at acceptable prices. We cannot assure you that these manufacturers will be able to meet our near-term or long-term manufacturing requirements. The manufacturers we use also fabricate wafers and assemble, test and package products for other companies, including certain of our competitors. They could choose to prioritize capacity for other users, reduce or eliminate deliveries to us, or increase the prices that they charge us on short notice.

We must have reliable relationships with our wafer manufacturers and subcontractors to ensure adequate product supply to respond to customer demand. If we move production of our products to new manufacturers or if current manufacturers implement new process technology or design rules, any transition difficulties may result in lower yields or poorer performance of our products. Because it could take several quarters to establish a strategic relationship with a new manufacturing partner, we may be unable to secure an alternative supply for any specific product in a short time frame. We could experience significant delays in the shipment of our products if we are required to find alternative foundries or contractors. Other risks associated with our dependence on third-party manufacturers include reduced control over delivery schedules, quality assurance, manufacturing yields and cost, lack of capacity in periods of excess demand, misappropriation of our intellectual property, dependence on several small undercapitalized subcontractors, reduced ability to manage inventory and parts, and exposure to foreign countries and operations. If we are unable to secure sufficient or reliable supplies of wafers, our ability to meet customer demand for our graphics and consumer electronics businesses may be adversely affected and this could have an adverse effect on us.

If essential equipment or materials are not available to manufacture our products, we could be materially adversely affected.

Our microprocessor manufacturing operations depend upon obtaining deliveries of equipment and adequate supplies of materials on a timely basis. We purchase equipment and materials from a number of suppliers. From time to time, suppliers may extend lead times, limit supply to us or increase prices due to capacity constraints or other factors. Because the equipment that we purchase is complex, it is difficult for us to substitute one supplier for another or one piece of equipment for another. Certain raw materials we use in manufacturing our microprocessor products or that are used in the manufacture of our graphics products are available only from a limited number of suppliers.

For example, we are largely dependent on one supplier for our 200-millimeter and 300-millimeter silicon-on-insulator (SOI) wafers that we use to manufacture our microprocessor products. We are also dependent on key chemicals from a limited number of suppliers and rely on a limited number of foreign companies to supply the majority of certain types of integrated circuit packages for our microprocessor products. Similarly, certain non-proprietary materials or components such as memory, PCBs, substrates and capacitors used in the manufacture of our graphics products are currently available from only a limited number of sources and often subject to rapid changes in price and availability. Interruption of supply or increased demand in the industry could cause shortages and price increases in various essential materials. If we are unable to procure certain of these materials, we may have to reduce our manufacturing operations. Such a reduction has in the past and could in the future have a material adverse effect on us.

If we fail to improve the efficiency of our supply chain in order to respond to increases or changes in customer demand for our products, our business could be materially adversely affected.

Our ability to meet customer demand for our products depends, in part, on our ability to deliver the products our customers want on a timely basis. Accordingly, we must continually improve the management of our supply chain by synchronizing the entire supply chain, from sourcing through manufacturing, distribution and fulfillment. As we continue to grow our business, acquire new OEM customers and strengthen relationships with existing OEM customers, the efficiency of our supply chain will become increasingly important because OEMs tend to have specific requirements for particular products, and specific time-frames in which they require delivery of these products. Also, the breadth of our product portfolio increased significantly as a result of our acquisition of ATI, which put stress on our supply chain. In the second half of 2006 and the first quarter of 2007, we experienced challenges related to the logistics of selling our products across a diverse set of customers and geographies and delivering these products on a timely basis. If we fail to adequately improve the efficiency of our supply chain and adjust our operations in response to future increases or changes in OEM demand for our products, our business could be materially adversely affected.

Industry overcapacity could cause us to under-utilize our microprocessor manufacturing facilities and have a material adverse effect on us.

Both we and our competitor, Intel, have added significant capacity in recent years, both by expanding capacity at wafer fabrication facilities and by transitioning to more advanced manufacturing technologies, and we plan on further increasing our capacity in the future by, among other things, expanding the production capacity of Fab 36. In the past, capacity additions sometimes exceeded demand requirements leading to oversupply situations and downturns in the industry. Fluctuations in the growth rate of industry capacity relative to the growth rate in demand for our products contribute to cyclicality in the semiconductor market, which may in the future put pressure on our average selling prices and materially adversely affect us.

It is difficult to predict future growth or decline in the markets we serve, making it very difficult to estimate requirements for production capacity. If our target markets do not grow as we anticipate, we may under-utilize our manufacturing facilities, which may result in write-downs or write-offs of inventories and losses on products for which demand is lower than we anticipate.

In addition, during periods of industry overcapacity, customers do not generally order products as far in advance of the scheduled shipment date as they do during periods when our industry is operating closer to capacity, which can exacerbate the difficulty in forecasting capacity requirements. Many of our costs are fixed. Accordingly, during periods in which we under-utilize our manufacturing facilities as a result of reduced demand for certain of our products, our costs cannot be reduced in proportion to the reduced revenues for such a period. When this occurs, our operating results are materially adversely affected. If the demand for our microprocessor products is not consistent with our increased expectations, we may under-utilize our manufacturing facilities or we may not fully utilize the reserved capacity at Chartered’s foundry. This may have a material adverse effect on us.

Unless we maintain manufacturing efficiency, our future profitability could be materially adversely affected.

Manufacturing our microprocessor products involves highly complex processes that require advanced equipment. Our manufacturing efficiency is an important factor in our profitability, and we cannot be sure that we will be able to maintain or increase our manufacturing efficiency to the same extent as our competitors. We continually modify manufacturing processes and transition to more advanced manufacturing process technologies in an effort to improve yields and product performance and decrease costs. We may fail to achieve acceptable yields or experience product delivery delays as a result of, among other things, capacity constraints, delays in the development or implementation of new process technologies, changes in our process technologies, upgrades or expansion of existing facilities, or impurities or other difficulties in the manufacturing process. Any decrease in manufacturing yields could result in an increase in our per unit costs and force us to allocate our reduced product supply among our customers, which could potentially harm our customer relationships, reputation, revenue and gross profit.

Improving our microprocessor manufacturing efficiency in future periods is dependent on our ability to:

•	develop advanced product and process technologies;

•	successfully transition to advanced process technologies;

•	ramp product and process technology improvements rapidly and effectively to commercial volumes across our facilities; and

•	achieve acceptable levels of manufacturing wafer output and yields, which may decrease as we implement more advanced technologies.

During periods when we are implementing new process technologies, manufacturing facilities may not be fully productive. A substantial delay in the technology transitions to smaller process technologies could have a material adverse effect on us, particularly if our competitors transition to more cost effective technologies earlier than we do. Our results of operations would also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

Similarly, the operating results of our graphics and consumer electronics businesses are dependent upon achieving planned semiconductor manufacturing yields. Our graphics and chipset products and products for consumer electronics devices are manufactured at independent foundries, but we have the responsibility for product design and the design and performance of the tooling required for manufacturing. Semiconductor manufacturing yields are a function of both product design and process technology, which is typically proprietary to the manufacturer, and low yields can result from either design or process technology failures. In addition, yield problems require cooperation by and communication between us and the manufacturer and sometimes the customer as well. The offshore location of our principal manufacturers compounds these risks, due to the increased effort and time required to identify, communicate and resolve manufacturing yield problems. We cannot assure you that we or our foundries will identify and fix problems in a timely manner, and achieve acceptable manufacturing yields in the future. Our inability, in cooperation with our independent foundries, to achieve planned production yields for these products could have a material adverse effect on us. In particular, failure to reach planned production yields over time could result in us not having sufficient product supply to meet demand and/or higher production costs and lower gross margins. This could materially adversely affect us.

If we lose Microsoft Corporation’s support for our products, our ability to sell our products could be materially adversely affected.

Our ability to innovate beyond the x86 instruction set controlled by Intel depends partially on Microsoft designing and developing its operating systems to run on or support our microprocessor products. If Microsoft does not continue to design and develop its operating systems so that they work with our x86 instruction sets, independent software providers may forego designing their software applications to take advantage of our innovations and customers may not purchase PCs with our microprocessors. In addition, software drivers sold with our produces are certified by Microsoft. If Microsoft did not certify a driver, or if we otherwise fail to retain the support of Microsoft, our ability to market our products would be materially adversely affected.

If we are unable to comply with the covenants in the subsidy grant documents that we receive from the State of Saxony, the Federal Republic of Germany and/or the European Union for Fab 30, Fab 36 or other research and development projects we may undertake in Germany, we may forfeit or have to repay our subsidies, which could materially adversely affect us.

We receive capital investment grants and allowances from the State of Saxony and the Federal Republic of Germany for Fab 36. We have also received capital investment grants and allowances as well as interest subsidies from these governmental entities for Fab 30. From time to time, we also apply for and obtain subsidies from the State of Saxony, the Federal Republic of Germany and the European Union for certain research and development projects. The subsidy grant documents typically contain covenants that must be complied with, and noncompliance with the conditions of the grants, allowances and subsidies could result in the forfeiture of all or a portion of any future amounts to be received, as well as the repayment of all or a portion of amounts received to date. If we are unable to comply with any of the covenants in the grant documents, we could be materially adversely affected.

If our products are not compatible with some or all industry-standard software and hardware, we could be materially adversely affected.

Our products may not be fully compatible with some or all industry-standard software and hardware. Further, we may be unsuccessful in correcting any such compatibility problems in a timely manner. If our customers are unable to achieve compatibility with software or hardware after our products are shipped in volume, we could be materially adversely affected. In addition, the mere announcement of an incompatibility problem relating to our products could have a material adverse effect on us.

Costs related to defective products could have a material adverse effect on us.

Products as complex as those we offer may contain defects or failures when first introduced or when new versions or enhancements to existing products are released. We cannot assure you that, despite our testing procedures, errors will not be found in new products or releases after commencement of commercial shipments in the future, which could result in loss of or delay in market acceptance of our products, material recall and replacement costs, delay in recognition or loss of revenues, writing down the inventory of defective products, the diversion of the attention of our engineering personnel from product development efforts, defending against litigation related to defective products or related property damage or personal injury, and damage to our reputation in the industry and could adversely affect our relationships with our customers. In addition, we may have difficulty identifying the end customers of the defective products in the field. As a result, we could incur substantial costs to implement modifications to correct defects. Any of these problems could materially adversely affect us.

In addition, because we sell directly to consumers, we could be subject to potential product liability claims if one of our products causes, or merely appears to have caused, an injury. Claims may be made by consumers or others selling our products, and we may be subject to claims against us even if an alleged injury is due to the actions of others. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business.

Our receipt of royalty revenues is dependent upon the success of third-party products.

Our graphics technology for the game console market is being used in the Nintendo GameCube, Nintendo Wii and Microsoft® Xbox 360™ game consoles. The only revenues that we receive from these technology platforms are in the form of non-recurring engineering revenues, as well as royalties paid to us by Nintendo and Microsoft based upon the market success of their products. Accordingly, our royalty revenues will be directly related to the sales of these products. We anticipate royalties in future years resulting from our agreements with Nintendo and Microsoft. However, we have no control over the marketing efforts of Nintendo and Microsoft and we cannot assure you that sales of those products will achieve expected levels in the current or future fiscal years. Consequently, the revenues from royalties expected by us from these technology platforms may not be fully realized, and our operating results may be adversely affected.

Our entry into new consumer markets is subject to a number of uncertainties.

As a result of the ATI acquisition, we sell products for the consumer electronics market, including for digital TVs and multi-media mobile phones and handheld devices. There are a significant number of competitors targeting this market. The delay in acceptance of digital TV technology has also provided further opportunities for competitors to enter this market. In addition, as the telecommunications, cable and consumer electronics industries and their suppliers undergo a period of convergence, we expect that competition will increase in these markets. Our ability to succeed in these new consumer markets is subject to a number of uncertainties, including acceptance of our graphics and multimedia processors, the development of new technologies sufficient to meet market demand, the need to develop customer relationships, different sales strategies and channels, new and different industry standards from those in the PC market and changing strategic alliances. We cannot assure you that we will be able to successfully compete in this new market. If we are unable to successfully introduce products and compete in this market, we could be materially adversely affected.

Our inability to continue to attract and retain qualified personnel may hinder our product development programs.

Our future success depends upon the continued service of numerous qualified engineering, manufacturing, marketing, sales and executive personnel. If we are not able to continue to attract, retain and motivate qualified personnel necessary for our business, the progress of our product development programs could be hindered, and we could be materially adversely affected.

We outsource to third parties certain supply-chain logistics functions, including physical distribution of our products, and co-source some information technology services.

We rely on a third-party provider to deliver our products to our customers and to distribute materials for some of our manufacturing facilities. In addition, we rely on a third party in India to provide certain information technology services to us, including helpdesk support, desktop application services, business and software support applications, server and storage administration, data center operations, database administration, and voice, video and remote access. Our relationships with these providers are governed by fixed term contracts. We cannot guarantee that these providers will fulfill their respective responsibilities in a timely manner in accordance with the contract terms, in which case our internal operations, the distribution of our products to our customers and the distribution of materials for some facilities could be materially adversely affected. Also, we cannot guarantee that our contracts with these third-party providers will be renewed, in which case we would have to transition these functions in-house or secure new providers, which could have a material adverse effect on us.

In addition, we decided to outsource or co-source these functions to third parties primarily to lower our operating expenses and to create a more variable cost structure. However, if the costs related to administration, communication and coordination of these third-party providers are greater than we expect, then we will not realize our anticipated cost savings.

Uncertainties involving the ordering and shipment of, and payment for, our products could materially adversely affect us.

We typically sell our products pursuant to individual purchase orders. We generally do not have long-term supply arrangements with our customers or minimum purchase requirements. Generally, our customers may cancel orders more than 30 days prior to shipment without incurring a significant penalty. We base our inventory levels on customers’ estimates of demand for their products, which may not accurately predict the quantity or type of our products that our consumers will want in the future or ultimately end up purchasing. This difficulty may be compounded when we sell to OEMs indirectly through distributors, as our forecasts for demand are then based on estimates provided by multiple parties. Moreover, PC and consumer markets are characterized by short product lifecycles, which can lead to rapid obsolescence and price erosion. In addition, our customers may change their inventory practices on short notice for any reason. We may build inventories during periods of anticipated growth, and the cancellation or deferral of product orders, the return of previously sold products or overproduction due to failure of anticipated orders to materialize, could result in excess or obsolete inventory, which could result in write-downs of inventory and an adverse effect on profit margins. Factors that may result in excess or obsolete inventory, which could result in write-downs of the value of our inventory, a reduction in average selling prices, and/or a reduction in our gross margin include:

•	a sudden and significant decrease in demand for our products;

•	a higher incidence of inventory obsolescence because of rapidly changing technology and customer requirements;

•	a failure to estimate customer demand properly for our older products as our newer products are introduced; or

•	our competitors taking aggressive pricing actions.

Because market conditions are uncertain, these and other factors could materially adversely affect us.

Our reliance on third-party distributors subjects us to certain risks.

We market and sell our products directly and through third-party distributors pursuant to agreements that can generally be terminated for convenience by either party upon prior notice to the other party. These agreements are non-exclusive and permit our distributors to offer our competitors’ products. Our third party distributors have been a significant factor in our ability to increase sales of our products in certain high growth international markets. We are dependent on our distributors to supplement our direct marketing and sales efforts. If any significant distributor or a substantial number of our distributors terminated their relationship with us or decided to market our competitors’ products over our products, our ability to bring our products to market would be impacted and we would be materially adversely affected.

Additionally, distributors typically maintain an inventory of our products. In most instances, our agreements with distributors protect their inventory of our products against price reductions, as well as provide return rights for any product that we have removed from our price book and that is not more than twelve months older than the manufacturing code date. Some agreements with our distributors also contain standard stock rotation provisions permitting limited levels of product returns. We defer the gross margins on our sales to distributors, resulting from both our deferral of revenue and related product costs, until the applicable products are re-sold by the distributors. However, in the event of an unexpected significant decline in the price of our products, the price protection rights we offer to our distributors would materially adversely affect us because our revenue would decline.

Our operations in foreign countries are subject to political and economic risks, which could have a material adverse effect on us.

We maintain operations around the world, including in the United States, Canada, Europe and Asia. For example, all of our wafer fabrication capacity for microprocessors is located in Germany. Nearly all product assembly and final testing of our microprocessor products is performed at manufacturing facilities in China, Malaysia and Singapore. In addition, our graphics and chipset products and products for consumer electronics devices are manufactured, assembled and tested by independent third parties in the Asia-Pacific region and inventory related to those products is stored there. We also have international sales operations and as part of our business strategy, we are continuing to seek expansion of product sales in high growth markets. Our international sales as a percentage of our total consolidated revenue were 87 percent in the first quarter of 2007 and 75 percent in 2006, and China was one of our largest and fastest growing markets.

The political and economic risks associated with our operations in foreign countries include, without limitation:

•	expropriation;

•	changes in a specific country’s or region’s political or economic conditions;

•	changes in tax laws, trade protection measures and import or export licensing requirements;

•	difficulties in protecting our intellectual property;

•	difficulties in achieving headcount reductions;

•	changes in foreign currency exchange rates;

•	restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions;

•	changes in freight and interest rates;

•	disruption in air transportation between the United States and our overseas facilities; and

•	loss or modification of exemptions for taxes and tariffs.

Any conflict or uncertainty in the countries in which we operate, including public health or safety, natural disasters or general economic factors, could have a material adverse effect on our business. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, potentially longer payment cycles, potentially increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could ultimately have a material adverse effect on us.

Worldwide economic and political conditions may adversely affect demand for our products.

Worldwide economic conditions may adversely affect demand for our products. For example, China’s economy has been growing at a fast pace over the past several years, and China was one of our largest and fastest growing markets. A decline in economic conditions in China could lead to declining worldwide economic conditions. If economic conditions decline, whether in China or worldwide, we could be materially adversely affected.

The occurrence and threat of terrorist attacks and the consequences of sustained military action in the Middle East have in the past, and may in the future, adversely affect demand for our products. Terrorist attacks may negatively affect our operations, directly or indirectly, and such attacks or related armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive, which could materially adversely affect us.

The United States has been and may continue to be involved in armed conflicts that could have a further impact on our sales, and our supply chain. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of armed conflicts are unpredictable, and we may not be able to foresee events that could have a material adverse effect on us.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on us and also may result in volatility of the market price for our securities.

Unfavorable currency exchange rate fluctuations could adversely affect us.

We have costs, assets and liabilities that are denominated in foreign currencies, primarily the euro and yen, and as a result of our acquisition of ATI, the Canadian dollar. As a consequence, movements in exchange rates could cause our Canadian dollar and euro-denominated expenses and yen-based raw material purchases to increase as a percentage of revenue, affecting our profitability and cash flows. Whenever we believe appropriate, we hedge a portion of our foreign currency exposure to protect against fluctuations in currency exchange rates. We determine our total foreign currency exposure using projections of expenditures for items such as payroll, equipment and materials used in manufacturing. We cannot assure you that these activities will be effective in reducing foreign exchange rate exposure. Failure to do so could have an adverse effect on our business, financial condition, results of operations and cash flow.

In addition, the majority of our product sales are denominated in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the local currency can cause increases or decreases in the cost of our products in the local currency of such customers. An appreciation of the U.S. dollar relative to the local currency could reduce sales of our products.

Our inability to effectively control the sales of our products on the gray market could have a material adverse effect on us.

We market and sell our products directly to OEMs and through authorized third-party distributors. From time to time, our products are diverted from our authorized distribution channels and are sold on the “gray market.” Gray market products entering the market result in shadow inventory that is not visible to us, thus making it difficult to forecast demand accurately. Also, when gray market products enter the market, we and our distribution channel compete with heavily discounted gray market products, which adversely affect demand for our products. In addition, our inability to control gray market activities could result in customer satisfaction issues, because any time products are purchased outside our authorized distribution channel, there is a risk that our customers are buying counterfeit or substandard products, including products that may have been altered, mishandled or damaged, or used products represented as new. Our inability to control sales of our products on the gray market could have a material adverse effect on us.

If we cannot adequately protect our technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, we may lose a competitive advantage and incur significant expenses.

We rely on a combination of protections provided by contracts, including confidentiality and nondisclosure agreements, copyrights, patents, trademarks and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from third party infringement or from misappropriation in the United States and abroad. Any patent licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property on a worldwide basis in a cost-effective manner. Foreign laws may provide less intellectual property protection than afforded in the United States. If we cannot adequately protect our technology or other intellectual property in the United States and abroad, we would be materially adversely affected.

We are party to litigation, including intellectual property litigation, and may become a party to other claims or litigation that could cause us to incur substantial costs or pay substantial damages or prohibit us from selling our products.

From time to time we are a defendant or plaintiff in various legal actions. Litigation can involve complex factual and legal questions and its outcome is uncertain. In addition, as a result of our acquisition of ATI, we have assumed responsibility for ATI’s legal proceedings which include a securities litigation proceeding and a consumer class action. In November 2006, we received a subpoena for documents and information in connection with the U.S. Department of Justice’s criminal investigation into potential antitrust violations related to graphics processing units and cards. We also sell products to consumers, which could increase our exposure to consumer actions such as product liability claims. Any claim that is successfully asserted against us may cause us to pay substantial damages.

With respect to intellectual property litigation, from time to time, we have been notified, or third parties may bring actions against us, based on allegations that we are infringing the intellectual property rights of others. If any such claims are asserted against us, we may seek to obtain a license under the third party’s intellectual property rights. We cannot assure you that we will be able to obtain all of the necessary licenses on satisfactory terms, if at all. In the event that we cannot obtain a license, these parties may file lawsuits against us seeking damages (potentially including treble damages) or an injunction against the sale of our products that incorporate allegedly infringed intellectual property or against the operation of our business as presently conducted, which could result in our having to stop the sale of some of our products or to increase the costs of selling some of our products or could damage our reputation. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture and sale of some or all of our products, would have a material adverse effect on us. We could decide, in the alternative, to redesign our products or to resort to litigation to challenge such claims. Such challenges could be extremely expensive and time-consuming and could have a material adverse effect on us. We cannot assure you that litigation related to our intellectual property rights or the intellectual property rights of others can always be avoided or successfully concluded.

Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations, which could have a material adverse effect on us.

We are subject to a variety of environmental laws that could result in liabilities.

Our operations and properties are subject to various United States and foreign environmental laws and regulations, including those relating to materials used in our products and manufacturing processes, discharge of pollutants into the environment, the treatment, transport, storage and disposal of solid and hazardous wastes, and remediation of contamination. These laws and regulations require us to obtain permits for our operations, including the discharge of air pollutants and wastewater. Although our management systems are designed to maintain compliance, we cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with any of them, a range of consequences could result, including fines, suspension of production, alteration of manufacturing processes, import/export restrictions, sales limitations, criminal and civil liabilities or other sanctions. We could also be held liable for any and all consequences arising out of exposure to hazardous materials used, stored, released, disposed of by us or located at or under our facilities or other environmental or natural resource damage.

Certain environmental laws, including the U.S. Comprehensive, Environmental Response, Compensation and Liability Act of 1980, or the Superfund Act, impose strict, joint and several liability on current and previous owners or operators of real property for the cost of removal or remediation of hazardous substances and impose liability for damages to natural resources. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. These environmental laws also assess liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities when such facilities are found to be contaminated. Such persons can be responsible for cleanup costs even if they never owned or operated the contaminated facility. We have been named as a responsible party on Superfund clean-up orders for three sites in Sunnyvale, California. Although we have not yet been, we could be named a potentially responsible party at other Superfund or contaminated sites in the future. In addition, contamination that has not yet been identified could exist at our other facilities.

Environmental laws are complex, change frequently and have tended to become more stringent over time. For example, the European Union and China are two among a growing number of jurisdictions that have enacted restrictions on the use of lead, among other chemicals, in electronic products. These regulations affect semiconductor packaging, and we continue our work to ensure compliance across product lines. There is a risk that the cost, quality and manufacturing yields of lead-free products may be less favorable compared to lead-based products or that the transition to lead-free products may produce sudden changes in demand, which may result in excess inventory. Other regulatory requirements potentially affecting our manufacturing processes and the design and marketing of our products are in development throughout the world. We have management systems in place to identify and ensure compliance with such requirements and have budgeted for foreseeable associated expenditures. However, we cannot assure you that future environmental legal requirements will not become more stringent or costly in the future. Therefore, we cannot assure you that our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past and future releases of, or exposure to, hazardous substances will not have a material adverse effect on us.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses.

All of our wafer fabrication capacity for microprocessors is located in Germany. Nearly all product assembly and final testing of our microprocessor products is performed at manufacturing facilities in China, Malaysia and Singapore. The independent foundries we use to manufacture our graphics and chipset products and products for consumer electronics devices are located in Taiwan. A significant amount of our inventories for our graphics and consumer electronics businesses are stored in Taiwan prior to delivery to customers. Many of our assembly, testing and packaging suppliers for our graphics products are also located in southern Taiwan. On September 22, 1999, Taiwan suffered a major earthquake that measured 7.6 on the Richter scale and disrupted the operations of these manufacturing suppliers and contributed to a temporary shortage of graphics processors. Additional earthquakes, fires or other occurrences that disrupt our manufacturing suppliers may occur in the future. To the extent that the supply from our independent foundries or suppliers is interrupted for a prolonged period of time or terminated for any reason, we may not have sufficient time to replace our supply of products manufactured by those foundries.

Moreover, our corporate headquarters are located near major earthquake fault lines in California. In the event of a major earthquake, or other natural or manmade disaster, we could experience loss of life of our employees, destruction of facilities or business interruptions, any of which could materially adversely affect us.

Our business is subject to potential tax liabilities.

We are subject to income taxes in the United States, Canada and other foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates are reasonable, we cannot assure you that the final determination of any tax audits and litigation will not be materially different from that which is reflected in historical income tax provisions and accruals. Should additional taxes be assessed as a result of an audit or litigation, there could be a material effect on our cash, income tax provision and net income in the period or periods for which that determination is made.

For example, the Canadian Revenue Agency, or CRA, is in the process of auditing ATI for the years 1999 - 2004 with respect to transactions between ATI and its subsidiaries. We could be subject to significant tax liability as well as a loss of certain tax credits and other tax attributes as a result of the CRA audit.

Risks Related to Our Ownership of Spansion Inc. Common Stock

Spansion’s financial position, results of operations and cash flows were consolidated with ours through December 20, 2005, but as a result of its initial public offering, we currently report our interest in Spansion using the equity method of accounting. Following Spansion’s IPO, we owned approximately 38 percent of Spansion’s outstanding common stock. In November 2006 we sold shares of Spansion’s common stock and we intend to sell additional shares of Spansion common stock in the future. As of March 31, 2007, we owned approximately 19.8 percent of Spansion’s outstanding common stock. Our share of Spansion’s results of operations will impact our results of operations. The following risks and uncertainties that we believe Spansion faces could affect Spansion’s financial position or results of operations and, correspondingly, our financial position and results of operations. These are not the only risks and uncertainties that Spansion faces.

The demand for Spansion’s products depends in large part on continued growth in the industries into which they are sold. A decline in the markets served by any of these industries, or a decline in demand for Flash memory products in these industries, would have a material adverse effect on Spansion’s results of operations.

Sales of Spansion’s Flash memory products are dependent to a large degree upon consumer demand for mobile phones. In fiscal 2006 and during the first quarter of fiscal 2007, wireless customers, which primarily consist of mobile phone OEMs represented the largest market for NOR Flash memory. In fiscal 2006 and fiscal 2005, sales to wireless Flash memory customers drove a majority of Spansion’s sales.

Similarly, sales of Spansion’s products targeting embedded Flash memory customers are dependent upon demand for consumer electronics such as set top boxes, or STBs, and DVD players, automotive electronics, industrial electronics such as networking equipment, PCs and PC peripheral equipment such as printers. Sales of Spansion’s products are also dependent upon the inclusion of increasing amounts of Flash memory content in some of these products. In fiscal 2006 and the first quarter of fiscal 2007, sales to embedded Flash memory customers drove a significant portion of Spansion’s sales.

If demand for mobile phones or products in the embedded portion of the Flash memory market, or the Flash memory content of these products, is below Spansion’s expectations, if the functionality of successive generations of such products does not require increasing Flash memory density or if such products no longer require Flash memory due to alternative technologies or otherwise, Spansion would be materially adversely affected.

Spansion has lost key intellectual property arrangements because it is no longer a beneficiary of our patent cross-license agreements and other licenses, which creates a greatly increased risk of patent or other intellectual property infringement claims against Spansion.

As a majority owned subsidiary through December 20, 2005, Spansion had been the beneficiary of our intellectual property arrangements with third parties, including patent cross-license agreements with other major semiconductor companies such as Intel, Motorola and IBM, and licenses from third parties for technology incorporated in Spansion’s products and software used to operate its business. As a result of the conversion of Spansion’s outstanding shares of Class D common stock into shares of Spansion’s Class A common stock in November 2006, Spansion ceased to be a beneficiary under most of the remainder of these license agreements. As a result, Spansion may be subject to claims that it is infringing intellectual property rights of third parties through the manufacture and sale of Spansion’s products and the operation of Spansion’s business. Therefore, absent negotiating its own license agreements with the third parties who own such intellectual property, Spansion will be vulnerable to claims by such parties that Spansion’s products or operations infringe such parties’ patents or other intellectual property rights.

Spansion will continue to attempt to negotiate its own agreements and arrangements with third parties for intellectual property and technology that are important to Spansion’s business, including the intellectual property that it previously had access to through its relationship with us. Spansion will also attempt to acquire new patents as Spansion’s success in negotiating patent cross-license agreements with other industry participants will depend in large part upon the strength of its patent portfolio relative to that of the third party with which it is negotiating. If such third-party benefits from an existing patent cross-license agreement with us or Fujitsu, in many cases such third party will retain the rights that it has under that agreement, including rights to utilize the patents that we and Fujitsu transferred to Spansion in connection with Spansion’s reorganization as Spansion LLC in June 2003. In many cases, any such third party will also retain such rights to utilize any patents that have been issued to Spansion or acquired by Spansion subsequent to Spansion’s reorganization and prior to Spansion’s IPO or, in some cases, at the time of the conversion of the Class D common stock. Spansion’s negotiating position will therefore be impaired, because the other party will already be entitled to utilize a large number of Spansion’s patents, while Spansion no longer has the right to utilize that party’s patents. As a result, Spansion may be unable to obtain access to the other party’s patent portfolio on favorable terms or at all. Similarly, with respect to licenses from third parties for technology incorporated in Spansion’s products or software used to operate Spansion’s business, Spansion may not be able to negotiate prices with these third parties on terms as favorable to Spansion as those previously available to Spansion because it is not able to take advantage of our size and purchasing power. These parties, and other third parties with whom we had no prior intellectual property arrangement, may file lawsuits against Spansion seeking damages (potentially including treble damages) or an injunction against the sale of Spansion’s products that incorporate allegedly infringed intellectual property or against the operation of

Spansion’s business as presently conducted. Such litigation could be extremely expensive and time-consuming. Spansion cannot be sure that such litigation would be avoided or successfully concluded. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture or sale of some or all of Spansion’s products, would have a material adverse effect on Spansion.

Spansion’s business has been characterized by average selling prices that decline over relatively short time periods, which can negatively affect Spansion’s results of operations unless it is able to reduce its costs or introduce new products with higher average selling prices.

Average selling prices for Spansion’s products historically have declined over relatively short time periods. Spansion is unable to predict pricing conditions for any future periods. Even in the absence of downturns or oversupply in the industry, average selling prices of Spansion’s products have decreased during the products’ lives, and Spansion expects this trend to continue. When Spansion’s average selling prices decline, its net sales and net income decline unless it is able to compensate by selling more units, reducing its manufacturing costs or introducing and selling new, higher margin products with higher densities and/or advanced features. Spansion has experienced declining average selling prices in the past, and it expects that it will continue to experience them in the future, although Spansion cannot predict when they may occur or how severe they will be. If Spansion’s average selling prices decline, its operating results could be materially adversely affected.

If Spansion’s cost reduction efforts are not effective, Spansion’s business could be materially adversely affected.

Spansion continues to undertake a number of actions in an effort to significantly reduce its expenses. These actions include and have included the sale of non-performing assets, the consolidation of certain functional operations and other activities related to reducing expenses. We cannot assure you Spansion will be able to achieve anticipated cost reductions. If Spansion’s cost reduction efforts are unsuccessful, Spansion would be materially adversely affected.

A significant market shift to NAND architecture could materially adversely affect Spansion.

Flash memory products are generally based either on NOR architecture or NAND architecture. To date, Spansion’s Flash memory products have been based on NOR architecture which are typically produced at a higher cost-per-bit than NAND-based products. Spansion does not currently manufacture products based on NAND architecture. Spansion has developed its MirrorBit ORNAND architecture to address certain portions of the integrated category of the Flash memory market served by NAND-based products, but it cannot be certain that its MirrorBit ORNAND-based products will satisfactorily address those market needs.

During 2004, industry sales of NAND-based Flash memory products grew at a higher rate than sales of NOR-based Flash memory products, resulting in NAND vendors in aggregate gaining a greater share of the overall Flash memory market and NOR vendors in aggregate losing overall market share. This trend continued in 2005 and 2006 when sales of NAND-based Flash memory products represented a majority of the Flash memory products sold in the overall Flash memory market. In 2006, sales of NAND-based Flash memory products represented a majority of the Flash memory products sold in the overall Flash memory market.

Moreover, the removable storage category of the Flash memory market, which is predominantly served by floating gate NAND vendors, is expected to constitute a significant portion of the Flash memory market for the foreseeable future. As mobile phones and other consumer electronics become more advanced, they will require higher density Flash memory to meet the increased data storage requirements associated with music downloads, photos and videos. Because storage requirements will increase to accommodate data-intensive applications, OEMs may increasingly choose higher density floating gate NAND-based Flash memory products over MirrorBit NOR-, ORNAND- or Quad-based Flash memory products for their applications. If this occurs and OEMs continue to prefer the attributes and characteristics of floating gate NAND-based products over those of MirrorBit NOR-, ORNAND- or Quad-based products for their applications, Spansion may be materially and adversely affected. Moreover, some floating gate NAND vendors are manufacturing on 300-millimeter wafers or may choose to utilize more advanced manufacturing process technologies than Spansion uses today to offer products competitive to Spansion’s at a lower cost. If floating gate NAND vendors continue to increase their share of the Flash memory market, Spansion’s market share may decrease, which would materially adversely affect Spansion.

In addition, even if products based on NAND architecture are unsuccessful in displacing products based on NOR architecture, the average selling prices for Spansion’s products may be adversely affected by a significant decline in the price for NAND architecture-based products. Such a decline may result in downward price pressure in the overall Flash memory market affecting the price Spansion can obtain for its NOR-based products, which would adversely affect Spansion. Spansion believes such downward pricing pressure was a factor in the steep declines in price-per-bit average selling prices in the first quarter of 2007. If the prices for NAND products do not improve, or continue to decline, Spansion may be materially adversely affected.

Competitors may introduce new memory or other technologies that may make Spansion’s Flash memory products uncompetitive or obsolete.

Spansion’s competitors are working on a number of new technologies, including FRAM, MRAM, polymer, nitride and phase-change based memory technologies. Some of Spansion’s competitors have announced plans to bring to market products based on phase-change based memory technology in late 2007 and 2008. If such products are successfully developed and commercialized as a viable alternative to MirrorBit or floating gate Flash memory, these other products could pose a competitive threat to a number of Flash memory companies, including Spansion. In addition, Spansion and some of Spansion’s competitors have licensed Flash memory intellectual property associated with NROM technology from a third party. Use of this NROM intellectual property or use of independently developed nitride-based Flash memory technology by Spansion’s competitors, if successfully developed and commercialized may allow these competitors to develop Flash memory technology that may compete with Spansion’s proprietary MirrorBit technology.

If Spansion fails to successfully develop products based on its new MirrorBit ORNAND, MirrorBit Eclipse or MirrorBit Quad architectures, or if there is a lack of market acceptance of products based on these products, Spansion’s future operating results would be materially adversely affected.

Spansion is positioning itself to address the increasing demand for higher density data optimized Flash memory by offering products based on its new MirrorBit ORNAND, MirrorBit Eclipse and MirrorBit Quad architectures. The success of these architectures requires that Spansion timely and cost effectively develop, manufacture and market products based on these architectures that are competitive with floating gate NAND-based Flash memory products. Spansion began commercial shipments of MirrorBit ORNAND-based products in the second quarter of fiscal 2006 and began commercial shipments of MirrorBit Quad-based family of products in the first quarter of 2007. However, if Spansion fails to develop and commercialize these products and additional products based on these architectures on a timely basis, Spansion’s future operating results would be materially adversely affected. Furthermore, if market acceptance of products based on Spansion’s new MirrorBit architectures occurs at a slower rate than Spansion anticipates, its ability to compete will be reduced, and Spansion would be materially adversely affected. If Spansion does not achieve market acceptance of these architectures or subsequent MirrorBit products, Spansion’s future operating results would be materially adversely affected.

The loss of a significant customer or a reduction in demand for Spansion’s Flash memory products from a significant customer in the mobile phone market could have a material adverse effect on Spansion.

Sales of Spansion’s products are dependent to a large extent on demand for mobile phones. Historically, a small number of wireless Flash memory customers have driven a substantial portion of Spansion’s net sales. If one of these customers decided to stop buying Spansion’s Flash memory products, or if one of these customers were materially to reduce its operations or its demand for Spansion’s products, Spansion could be materially adversely affected. For example, in the fourth quarter of fiscal 2006 Spansion was materially adversely affected by the reduced demand for mid-range wireless handsets that incorporate custom high density NOR-based Flash memory solutions.

Spansion has a substantial amount of indebtedness which could adversely affect its financial condition.

Spansion currently has and will continue to have for the foreseeable future, a substantial amount of indebtedness. This substantial indebtedness may:

•	require Spansion to use a substantial portion of its cash flows from operations to make debt service payments;

•	make it difficult for Spansion to satisfy its financial obligations;

•	limit Spansion’s ability to use its cash flows or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	limit Spansion’s flexibility to plan for, or react to, changes in its business and industry;

•	place Spansion at a competitive disadvantage compared to its less leveraged competitors; and

•	increase Spansion’s vulnerability to the impact of adverse economic and industry conditions.

If Spansion cannot generate sufficient operating cash flows and obtain external financing, it may be unable to make all of its planned capital expenditures.

Spansion’s ability to fund anticipated capital expenditures depends on generating sufficient cash flows from operations and the continued availability of external financing. Spansion’s capital expenditures, together with ongoing operating expenses, will be a substantial drain on its cash flows and may decrease its cash balances. The timing and amount of Spansion’s capital requirements cannot be precisely determined at this time and will depend on a number of factors, including demand for its products, product mix, changes in industry conditions and market competition.

Spansion may need to assess markets for external financing, including debt and equity. Such financing may not be available when needed or, if available, may not be available on satisfactory terms. Any equity financing would cause dilution to its stockholders. Spansion’s inability to obtain needed financing or to generate sufficient cash from operations may require it to abandon projects or curtail capital expenditures. If Spansion cannot generate sufficient operating cash flows or obtain external financing, it may be delayed in achieving, or may not achieve, needed manufacturing capacity, and Spansion could be materially adversely affected.

If Spansion is unable to timely and efficiently expand its manufacturing capacity to implement 300-millimeter wafer capacity at SP1, Spansion’s business, results of operations or financial condition could be materially adversely affected.

Spansion intends to expand its manufacturing capacity to produce approximately 15,000 to 20,000 300-millimeter wafers per month at its planned Flash memory manufacturing facility in Aizu-Wakamatsu, Japan, which Spansion refers to as SP1. In fiscal 2006 Spansion commenced a plan to spend approximately $1.2 billion over three years to construct and equip SP1. Spansion’s goal is to have 65-nanometer process technology on 300-millimeter wafer capacity in place in production in late 2007 and 45-nanometer process technology on 300-millimeter wafer capacity in production in mid-2008. However, the actual cost and capacity achieved will vary depending on various factors, including available financing and future product demand. Financing for the construction of and equipment for SP1 may not be available when needed or, if available, may not be available on satisfactory terms. If Spansion does not achieve its desired capacity at the anticipated cost, or if Spansion cannot obtain suitable financing, Spansion may be delayed in achieving, or may not achieve, such capacity, and Spansion could be materially adversely affected.

The timing for implementing 300-millimeter capacity in SP1 will also depend in part on Spansion’s ability to execute its plan for constructing and equipping the facility and other factors that may be beyond its control, such as delivery schedules for the required machinery and equipment and construction schedules. If Spansion is delayed in implementing this capability or is unable to obtain foundry services at competitive rates or to timely and efficiently ramp production on 300-millimeter wafers, it will not achieve anticipated cost savings associated with this technology and its gross margins could decline. Even if Spansion is successful in implementing this capacity, if the demand for its products is not sufficient to support the additional capacity when it becomes available, it could be materially and adversely affected.

Manufacturing capacity constraints may have a material adverse affect on Spansion.

There may be situations in which Spansion’s manufacturing capacity is inadequate to meet the demand for some of its products. Spansion increasingly depends on foundry, subcontractor and similar arrangements with third parties to meet demand. Spansion’s arrangements with third-party suppliers do not necessarily include capacity guarantees. If a third-party manufacturer on which it relies does not have the capacity to deliver an adequate amount of product to meet actual demand, Spansion may not be able to obtain the manufacturing capacity, either in its own facilities or through other third-party arrangements, to meet such demand. During fiscal 2006, demand for certain of Spansion’s products exceeded the available supply. As a result, Spansion was unable to meet the demand of some of its customers for these products. This adversely impacted Spansion’s relationships with these customers, and comparable situations in the future could cause harm to Spansion’s reputation in the marketplace, cause these customers to move future business to Spansion’s competitors or cause Spansion to make financial concessions to its customers. Any of these occurrences could have a material adverse effect on Spansion. Also, in the third and fourth quarters of fiscal 2005 and the third quarter of fiscal 2006, Spansion experienced capacity constraints for final test and assembly of some of its products.

These constraints continued into the fourth quarter of fiscal 2006. While Spansion has worked internally and with subcontractors to increase capacity to meet anticipated demand, it cannot be assured that it will not experience similar constraints in the future. These capacity constraints limit Spansion’s ability to respond to rapid and short-term surges in demand for its products. If Spansion is unable to obtain sufficient manufacturing capacity to meet anticipated demand, either in its own facilities or through foundry, subcontractor or similar arrangements with third parties, or if it is unable to obtain foundry services at competitive rates, Spansion’s business may be materially adversely affected.

Spansion’s increased reliance on third-party manufacturers entails risks that could materially adversely affect Spansion.

Spansion currently obtains foundry services from other companies, including Taiwan Semiconductor Manufacturing Company Limited, and, due to Spansion’s recent sale of its JV1 and JV2 manufacturing facilities, Spansion now obtains foundry services from Fujitsu. Spansion also uses independent contractors to perform some of the assembly, testing and packaging of its products. Third-party manufacturers are often under no obligation to provide Spansion with any specified minimum quantity of product. Spansion depends on these manufacturers to allocate to Spansion a portion of their manufacturing capacity sufficient to meet Spansion’s needs, to produce products of acceptable quality and at acceptable manufacturing yields and to deliver those products to Spansion on a timely basis at acceptable prices. These manufacturers may not be able to meet Spansion’s near-term or long-term manufacturing requirements. These manufacturers also make products for other companies, including certain of Spansion’s competitors, and/or for themselves and could choose to prioritize capacity for themselves or other customers beyond any minimum guaranteed amounts, reduce deliveries to Spansion or, in the absence of price guarantees, increase the prices they charge Spansion on short notice, such that Spansion may not be able to pass cost increases on to Spansion’s customers. Because it could take several quarters or more to establish a relationship with a new manufacturing partner, Spansion may be unable to secure an alternative supply for specific products in a short timeframe or at all at an acceptable cost to satisfy Spansion’s production requirements. In addition, Spansion may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. Other risks associated with Spansion’s increased dependence on third-party manufacturers include: their ability to adapt to Spansion’s proprietary technology, reduced control over delivery schedules, quality assurance, manufacturing yields and cost, lack of capacity in periods of excess demand, misappropriation of Spansion’s intellectual property, reduced ability to manage inventory and parts and risks associated with operating in foreign countries. If Spansion is unable to secure sufficient or reliable suppliers of wafers or obtain the necessary assembling, testing and packaging services, Spansion’s ability to meet customer demand for its products may be adversely affected, which could have a material adverse effect on Spansion.

Spansion is party to intellectual property litigation and may become party to other intellectual property claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products.

Tessera, Inc. filed a lawsuits against Spansion alleging that it has infringed certain of Tessera’s patents. Tessera has sought to enjoin such alleged infringements and to recover an unspecified amount of damages, and to bar Spansion’s importation and sale of allegedly infringing products. In addition, Fujitsu has informed Spansion that Texas Instruments has asserted that a number of its products infringe some of Texas Instruments’ patents. Fujitsu has also provided Spansion with formal notice that they believe Spansion has a duty to defend or indemnify Fujitsu against Texas Instruments’ claims under the terms of its distribution agreement. Since then, Spansion and Fujitsu have been discussing the issues raised by this notice and if Fujitsu were to terminate the distribution agreement with Spansion, it could have a material adverse effect on Spansion. Defending these alleged infringement claims and similar claims could be extremely expensive and time-consuming and an award of damages or an injunction could have a material adverse effect on Spansion.

Intense competition in the Flash memory market could materially adversely affect Spansion.

Spansion’s principal competitors in the Flash memory market are Intel Corporation, Samsung Electronics Co., Ltd., STMicroelectronics, Silicon Storage Technology, Inc., Macronix International Co., Ltd., Toshiba Corporation, Sharp Electronics Corp., Renesas Technology Corp., Micron Technology, Inc. and Hynix Semiconductor Inc. In the future, Spansion’s principal competitors may also include SanDisk Corporation and IM Flash Technology, LLC, the joint venture between Intel and Micron Technology, Inc. The Flash memory market is characterized by intense competition. The basis of competition is cost, selling price, performance, quality, customer relationships and ability to provide value-added solutions. In particular, in the past, Spansion’s competitors have aggressively priced their products in order to increase market share, which resulted in decreased average selling prices for Spansion’s products in the second half of fiscal 2004 and the first quarter of fiscal 2005 and adversely impacted its results of operations. Some of Spansion’s competitors, including Intel, Samsung, STMicroelectronics, Toshiba, Sharp and Renesas, are more diversified than Spansion is and may be able to sustain lower operating margins in their Flash memory business based on the profitability of their other, non-Flash memory businesses. In addition, recent capital investments by competitors have resulted in substantial industry manufacturing capacity, which may further contribute to a competitive pricing environment.

Moreover, some of Spansion’s competitors are able to manufacture on 300-millimeter wafers or may choose to utilize more advanced manufacturing process technologies than Spansion uses today to offer products competitive to Spansion’s at a lower cost.

Spansion has stated that it expects competition in the market for Flash memory devices to intensify as existing manufacturers introduce new products, new manufacturers enter the market, industry-wide production capacity increases and competitors aggressively price their Flash memory products to increase market share. Competition also may increase if NOR memory vendors merge, if NAND memory vendors acquire NOR businesses or other NAND businesses, or if Spansion’s competitors otherwise consolidate their operations. Furthermore, Spansion faces increasing competition from NAND Flash memory vendors in some portions of the integrated Flash memory market.

Spansion has also stated that it expects to face competition as it addresses new applications with the introduction of Spansion’s MirrorBit ORNAND- and MirrorBit Quad-based architectures. These products are intended to allow Spansion to compete in the data storage portion of the integrated category and select portions of the removable category of the Flash memory market that might otherwise be served by NAND-based Flash memory products or other non-volatile storage technologies such as ROM or optical discs. As a result, Spansion may compete with a number of established NAND-based Flash memory vendors and other incumbent suppliers of alternative technology in marketing and selling these products. Moreover, Spansion’s MirrorBit ORNAND- and MirrorBit Quad-based architectures may not have the price, performance, quality and other features necessary to compete successfully for these applications.

To compete successfully, Spansion must decrease its manufacturing costs and develop, introduce and sell products that meet the increasing demand for greater Flash memory content in mobile phones, consumer electronics and automotive applications, among other markets, at competitive prices. If Spansion is unable to compete effectively, it could be materially adversely affected.

If essential equipment or adequate supplies of satisfactory materials are not available to manufacture Spansion’s products, Spansion could be materially adversely affected.

Spansion’s manufacturing operations depend upon obtaining deliveries of equipment and adequate supplies of materials on a timely basis. Spansion purchases equipment and materials from a number of suppliers. From time to time, suppliers may extend lead times, limit supply to Spansion or increase prices due to capacity constraints or other factors. Because the equipment that Spansion purchases is complex, it is difficult for Spansion to substitute one supplier for another or one piece of equipment for another. Some raw materials Spansion uses in the manufacture of Spansion’s products are available from a limited number of suppliers. Spansion’s manufacturing operations also depend upon the quality and usability of the materials Spansion uses in its products, including raw materials and wafers Spansion receives from its suppliers. For example, in the third quarter of fiscal 2006, Spansion had lower than expected yields on 12,000 raw wafers received from one of its suppliers and Spansion’s revenue and gross margins were adversely affected. If the materials Spansion receives from its suppliers do not meet Spansion’s manufacturing requirements or product specifications, Spansion may be materially adversely affected.

Spansion also relies on purchasing commercial memory die from third-party suppliers to incorporate these die into multi-chip package, or MCP, products. The availability of these third-party purchased commercial die is subject to market availability, and the process technology roadmaps and manufacturing capacities of Spansion’s vendors. For example, Spansion’s production was constrained in the first half of fiscal 2004 because of difficulties in procuring adequate supply of pseudo static RAM, or pSRAM. In addition, some of Spansion’s major suppliers, including Samsung, are also Spansion’s competitors. Interruption of supply from a competitor that is a supplier or otherwise or increased demand in the industry could cause shortages and price increases in various essential materials. If Spansion is unable to procure these materials, or if the materials it receives from Spansion’s suppliers do not meet Spansion’s production requirements or product specifications, Spansion may have to reduce its manufacturing operations or its manufacturing yields may be adversely affected. Such a reduction and yield issues have in the past and could in the future have a material adverse effect on Spansion.

Risks Related to the Notes and Our Common Stock

Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our subsidiaries.

Holders of our present and future secured indebtedness and the secured indebtedness of our subsidiaries will have claims that are senior to your claims as holders of the notes, to the extent of the value of the assets securing such other indebtedness. The notes are effectively subordinated to existing secured financings and any other secured indebtedness incurred by us. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. The notes are also structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries.

As of March 31, 2007, we and our subsidiaries had approximately $5,542 million of outstanding senior indebtedness, giving effect to the issuance of the notes and the application of the net proceeds therefrom. Of this amount, our subsidiaries had approximately $1,254 million of outstanding senior indebtedness. In addition, our subsidiaries had $729 million of outstanding liabilities, excluding trade payables. Neither we nor any of our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We expect from time to time to incur additional indebtedness and other liabilities, which could affect our ability to pay our obligations with respect to the notes.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to the factors discussed elsewhere in “Risk Factors” and in “Forward-Looking Statements,” among others, many of which are beyond our control.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock underlying your notes.

The notes are convertible into cash and shares of our common stock, if any, only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and common stock, if any, into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay only cash in settlement of up to the principal amount thereof and we will settle any amounts in excess of the principal amount in shares of our common stock.

Generally, we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering shares of our common stock in settlement of any and all conversion obligations in excess of the principal amount of the notes. Accordingly, upon conversion of a note, you may not receive any shares of our common stock, or you may receive fewer shares of common stock relative to the conversion value of the note. In addition, settlement may be delayed until the 35th trading day following the conversion date. See “Description of Notes—Conversion Rights—Payment Upon Conversion.” As a result, upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day the conversion value of your notes is finally determined. As a result, upon conversion, you may receive solely cash with a value less than the principal amount of notes being converted because the value of our common stock may decline (or not appreciate as much as you expect) between the day that you exercise your conversion right and the day the conversion value of your notes is finally determined.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

Our failure to convert the notes into cash or a combination of cash and common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture pursuant to which the notes are issued would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or purchase of securities by us or any of our subsidiaries. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Designated Event Permits Holders to Require Us to Purchase Notes,” “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change.”

The conversion rate for notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” Such conversion rates will not be adjusted, however, for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to such conversion rates.

We may not have funds necessary to purchase the notes upon a designated event or pay the portion of the settlement amount payable in cash upon conversion of the notes as required by the indenture governing the notes.

Holders may require us to purchase their notes upon a designated event as described under “Description of Notes—Designated Event Permits Holders to Require Us to Purchase Notes.” A designated event may also constitute an event of default, and result in the effective acceleration of the maturity of our then-existing indebtedness, under another indenture or other agreement. In addition, we are required to deliver cash up to the principal amount upon conversion of the notes. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the designated event purchase price for the notes tendered by the holders in cash or satisfy our conversion obligations. Failure by us to purchase the notes or satisfy our conversion obligations when required will result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, holders of notes have the right to require us to purchase their notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction that constitutes a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs, under certain circumstances we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in, or the price of our common stock over a five trading day period immediately preceding the effective date of, such transaction, as described below under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change.” The adjustment to the applicable conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in, or the price of our common stock over a five trading day period immediately preceding the effective date of, such transaction is greater than $150.00 per share, or if such price is less than $14.04 per share (each such price, subject to adjustment), no adjustment will be made to the applicable conversion rate. In addition, in no event will the additional number of shares of common stock issuable upon conversion as a result of this adjustment exceed 35.6125 per $1,000 principal amount, subject to adjustments in the same manner as the applicable conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the applicable conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

We cannot assure you that an active trading market will continue for the notes.

We have not applied for a listing of the notes on any national securities exchange or any automated dealer quotation system. The initial purchasers are making a market in the notes. However, they are not obligated to do so, and may discontinue market-making with respect to the notes without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will continue.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Although the capped call transaction is expected to reduce potential dilution upon conversion of the notes, the conversion of the notes could still have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the cap price of the capped call. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into cash and shares of our common stock could depress the price of our common stock.

You may be deemed to have received a taxable distribution without the receipt of any cash.

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986, or the Code, adjustments (or failures to make adjustments) that have the effect of increasing the proportionate interest of a noteholder in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the conversion rate adjustments with respect to the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. If a noteholder is a non-U.S. holder (as defined in “U.S. Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes (or in certain circumstances, on the common stock). See “U.S. Federal Income Tax Considerations” included elsewhere in this prospectus.

The accounting method for convertible debt securities with net share settlement, like the notes, may be subject to change.

For the purpose of calculating diluted earnings per share, a convertible debt security providing for net share settlement of the conversion and meeting specified requirements under Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” is accounted for similar to non-convertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security being accounted for under the treasury stock method. The effect of the treasury stock method is that the shares potentially issuable upon conversion of the notes are not included in the calculation of our earnings per share except to the extent that the conversion value of the notes exceeds their principal amount, in which event we are treated for earnings per share purposes as having issued the number of shares of our common stock necessary to settle the conversion.

The Financial Accounting Standards Board, or FASB, is reviewing, among other things, the accounting method for net share settled securities, under which the debt and equity components of the security would be bifurcated and accounted for separately. The effect of this proposal is that the equity component would be included in the paid-in-capital section of stockholders’ equity on an issuer’s balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. Net income attributable to our common stockholders would be lower by recognizing accretion of the discounted carrying value of the convertible debt security to its face amount as interest expense. The diluted earnings per share calculation would continue to be calculated based on the treasury stock method.

We cannot predict the outcome of the FASB deliberations and whether the FASB will require that net share settled securities be accounted for under the existing method, or some other method, and when any change would be implemented or whether it would be implemented retroactively or prospectively.

We also cannot predict any other changes in GAAP that may be made affecting accounting for convertible debt securities. Any change in the accounting method for convertible debt securities could have an adverse impact on our reported or future financial results, if reported. These impacts could adversely affect our stock price and in turn negatively impact the trading price of the notes.

The capped call transaction may affect the value of the notes and our common stock.

We entered into a capped call transaction with the counterparty in connection with the issuance of the notes. The capped call transaction is expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the terms of the capped call transaction, at the time of exercise is greater than the strike price of the capped call transaction, which corresponds to the initial conversion price of the notes and is subject to certain adjustments similar to those contained in the notes. If, however, the market value per share of our common stock exceeds the cap price of the capped call transaction, as measured under the terms of the capped call transaction, the dilution mitigation under the capped call transaction will be limited, which means that there would be dilution to the extent that the then market value per share of our common stock exceeds the cap price of the capped call transaction.

The counterparty or its affiliates are likely to enter into hedge positions in relation to the capped call transaction from time to time prior to conversion or maturity of the notes by purchasing and selling our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modifications are likely to occur during any observation period related to a conversion of notes, which may have a negative effect on the value of the consideration received upon conversion of those notes. In addition, we intend to exercise options we hold under the capped call transaction whenever notes are converted. In order to unwind its hedge positions with respect to those exercised options, the counterparty or affiliates thereof expect to sell our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period, if any, for the converted notes. If we elect to cash-settle the capped call transaction, which we are permitted to do, subject to certain conditions, it is likely the counterparty or its affiliates will sell an even greater number of shares. We have also agreed to indemnify the counterparty and affiliates thereof for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the consideration that a holder of notes will receive upon a conversion of the notes and, under certain circumstances, the holder’s ability to convert the notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.

The forward-looking statements relate to, among other things: our cost reduction efforts; the timing of new product releases; the growth and competitive landscape of the markets in which we participate; our supply chain; our revenues; our capital expenditures; our operating expenses; our stock-based compensation expenses; our aggregate contractual obligations; availability of external financing; the adequacy of resources to fund operations and capital expenditures; the timing of manufacturing process technology transitions; the impact of our acquisition of ATI on us; and our exposure to interest rate risk. Material factors and assumptions that were applied in making these forward-looking statements include, without limitation, the following:

•	the expected rate of market growth and demand for our products and technologies (and the mix thereof);

•	our expected market share;

•	our expected product and manufacturing costs and average selling prices;

•	our overall competitive position and the competitiveness of our current and future products;

•	our ability to effect transitions to more advanced manufacturing process technologies, consistent with our current plans in terms of timing and capital expenditures;

•	our ability to raise sufficient capital on favorable terms; and

•	our ability to make additional investment in research and development and that such opportunities will be available.

Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following:

•	that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact sales;

•

that we may be unable to realize all of the anticipated benefits of our acquisition of ATI because, among other things, the revenues, cost savings, growth prospects and any other synergies expected from the transaction may not be fully realized or may take longer to realize than expected;

•	that we may be unable to raise sufficient capital, on favorable terms or at all;

•	the loss of a significant customer or one of our significant customers reduces its demand for our products;

•

that there may be unexpected variations in market growth and demand for our products and technologies in light of the product mix that we may have available at any particular time or even a decline in demand;

•	that we may be unable to transition to advanced manufacturing process technologies in a timely and effective way, consistent with planned capital expenditures;

•	that we may be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market at mature yields and on a timely basis;

•	that we may be unable to maintain the level of investment in research and development and capacity that is required to remain competitive;

•	that we may be unable to obtain sufficient manufacturing capacity (either in our own facilities or at foundries) or components to meet demand for our products;

•	that we may under-utilize our microprocessor manufacturing facilities;

•	the effect of political or economic instability, domestically or internationally, on our sales or production;

•	that our cost reduction plans may not be effective;

•	that we may be unable to improve the efficiency of our supply chain; and

•	that we may be unable to increase sales to the distribution channel.

You are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only. We assume no obligation to update forward-looking statements contained or incorporated by reference in this prospectus.

USE OF PROCEEDS

The selling security holders will receive all of the proceeds from the sale under this prospectus of the notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

From the private sale of the notes, we received net proceeds of approximately $2,169 million after deducting the initial purchasers’ discount and commissions and estimated offering expenses paid by us. We used approximately $182 million of the net proceeds of the issuance and sale of the notes to pay the cost of the capped call transaction. We used $500 million of the net proceeds to repay a portion of the October 2006 Term Loan. We have used the remaining net proceeds for general corporate purposes, including working capital and capital expenditures.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed and traded on the New York Stock Exchange under the symbol “AMD.” The following table shows, for the periods indicated, the high and low intra-day sales prices on the New York Stock Exchange for our common stock:

	High	Low
Year ended December 25, 2005
First quarter	$22.37	$14.63
Second quarter	18.34	14.08
Third quarter	24.03	16.63
Fourth quarter	30.65	20.22
Year ended December 31, 2006
First quarter	$42.70	$30.16
Second quarter	36.08	23.46
Third quarter	27.90	16.90
Fourth quarter	25.69	19.90
Year ending December 30, 2007
First quarter	$20.63	$12.96
Second quarter	15.95	12.60
Third quarter (through July 12, 2007)	15.40	14.11

On July 12, 2007, the last sale price for our common stock as reported on the New York Stock Exchange was $15.36 per share. As of July 2, 2007, there were 9,254 holders of record of our common stock.

We have never paid any cash dividends on our common stock and have no present plans to do so. Under the terms of the October 2006 Term Loan and the indenture governing our 7.75% notes, we are limited in our ability to pay cash dividends unless we obtain the written consent of the lenders and bondholders. Specifically, we are prohibited from paying cash dividends if the aggregate amount of dividends and other restricted payments made by us since entering into the respective agreement would exceed the sum of specified financial measures including 50 percent of consolidated net income as that term is defined in the respective agreement.

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and marketable securities and capitalization as of March 31, 2007:

(i) on an actual basis; and

(ii) on an as adjusted basis to give effect to: (a) the issuance and the receipt of the net proceeds from the sale of the notes of approximately $2,169 million, after deducting the initial purchasers’ discounts and commissions and offering expenses; (b) the payment of approximately $182 million for the cost of the capped call transaction (see “Capped Call Transaction”); and (c) the application of $500 million of the net proceeds to repay a portion of the October 2006 Term Loan.

You should read this table in conjunction with our consolidated financial statements and the related notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated herein by reference in this prospectus.

	As of March 31, 2007
	Actual	As Adjusted
	(in millions)
Cash, cash equivalents and marketable securities	$1,167	$2,654

Total Long-term debt and capital lease obligations, including current portion:
October 2006 Term Loan	2,197	1,697
Fab 36 Term Loan	893	893
Repurchase obligations to Fab 36 Partners (1)	129	129
7.75% Senior Notes Due 2012	390	390
6.00% Convertible Senior Notes due 2015	—	2,200
Capital lease obligations (2)	220	220
Other	12	12

Total long-term debt and capital lease obligations, including current portion	3,841	5,541
Minority interest	303	303
Stockholders’ equity:
Common stock, par value $0.01, 750 shares authorized; 557 shares issued; and 550 shares outstanding (2)	6	6
Capital in excess of par value	5,465	5,283
Treasury stock, at cost (7 shares)	(93)	(93)
Retained earnings (deficit)	(332)	(337)
Accumulated other comprehensive income	159	159

Total stockholders’ equity	$5,205	$5,018

Total Capitalization	$9,349	$10,862

(1)	Represents the amount of silent partnership contributions that our subsidiaries are required to repurchase from the unaffiliated limited partners of AMD Fab 36 KG and is exclusive of the guaranteed rate of return.
(2)	Excludes an aggregate of 53 million shares issuable upon exercise of outstanding stock options and restricted stock units or the vesting of restricted stock awards as of such date and shares of common stock issuable upon conversion of the notes. Our outstanding stock options as of March 31, 2007 had a weighted average exercise price of $16.73 per share.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated April 27, 2007 (the “indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You may request a copy of the indenture from us.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the registration rights agreement, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to AMD and not to its subsidiaries.

General

The notes:

•	are

•	our general unsecured obligations;

•	equal in right of payment with any other senior unsecured indebtedness of ours;

•	senior in right of payment to all of our existing and future subordinated indebtedness;

•	effectively subordinated to all of our present or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors;

•	are limited to an aggregate principal amount of $2.2 billion except as set forth below;

•	mature on May 1, 2015, unless earlier converted or repurchased;

•	are issued without interest coupons, in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form; and

•	are eligible for trading in The PORTAL Market.

As of March 31, 2007 (giving effect to the issuance of the notes and the application of the net proceeds therefrom), we had:

•	$2,532 million of senior unsecured indebtedness outstanding equal in right of payment to the notes;

•

$3,010 million of senior secured indebtedness outstanding senior in right of repayment to the notes to the extent of the collateral securing such indebtedness (including $390 million of our 7.75% Notes ); and

•	no subordinated indebtedness.

As of June 14, 2007, the $390 million outstanding of our 7.75% Notes were no longer secured.

In addition, our subsidiaries had liabilities (including trade and other payables but excluding intercompany indebtedness) outstanding in an amount of $3,040 million structurally senior to the notes. The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. Our subsidiaries do not guarantee any of our obligations under the notes.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our common stock, if any, initially at a conversion rate of 35.6125 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of $28.08 per share of common stock). Each conversion rate is subject to adjustment if certain events occur. We will settle conversions of all notes validly tendered for conversion in cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each day of the relevant 30 trading-day observation period as described below. You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. Other than restrictions described under “—Designated Event Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. No sinking fund is provided for the notes.

The notes are issued only in denominations of $1,000 and multiples of $1,000. We use the term “note” in this prospectus to refer to each $1,000 principal amount of notes.

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time purchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of certificated notes at the office or agency designated by us in Minneapolis, MN. We have initially designated a corporate trust office of the trustee as our paying agent and registrar and its agency in Wells Fargo Bank, N.A., 608 2nd Avenue South, 12th Floor, Minneapolis, MN 55479, as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including any additional interest) on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of, and interest (including any additional interest) on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected or surrendered for conversion.

Interest

The notes bear interest at a rate of 6.00% per year from April 27, 2007, or from the most recent date to which interest has been paid or duly provided for. Interest is payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007.

Interest is paid to the person in whose name a note is registered at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or required designated event purchase date) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or required designated event purchase date would fall on a day that is not a business day, the required payment of interest (including any additional interest), if any, and principal, will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or required designated event purchase date to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Conversion Rights

General

Upon the occurrence of any of the conditions described under the headings “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price” and “—Conversion Upon Specified Corporate Transactions,” holders may convert each of their notes initially at an initial conversion rate of 35.6125 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of $28.08 per share of common stock) at any time prior to the close of business on the scheduled trading day immediately preceding February 1, 2015. On and after February 1, 2015, holders may convert each of their notes at the applicable conversion rate regardless of the conditions described under the headings “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price” and “—Conversion Upon Specified Corporate Transactions” until 5:00 p.m. (New York City time) on the scheduled trading day immediately preceding the maturity date.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest (including any additional interest) unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “—Payment upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest (including any additional interest) to, but not including, the conversion date.

As a result, accrued and unpaid interest (including any additional interest) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest (including any additional interest) payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest (including any additional interest) payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a designated event purchase date (as defined below) that is after a record date and on or prior to the corresponding interest payment date;

•	in respect of any conversion that occurs after the record date immediately preceding the stated maturity date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Upon Satisfaction of Trading Price Condition

Prior to February 1, 2015, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes for each day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for each such date, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include any or all of the initial purchasers, but if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of such notes will be deemed to be less than 98% of the product of the “last reported sale price” of our common stock and the applicable conversion rate for such date.

In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when obligated to do so, make a request to the trustee to determine the trading price of the notes, or if we make such request to the trustee and the trustee does not make such determination, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the “last reported sale price” of our common stock and the applicable conversion rate.

If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we shall so notify the holders of notes.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include any or all of the initial purchasers, selected by us for this purpose.

“Trading day” means a day during which (i) trading in our common stock generally occurs and (ii) there is no market disruption event (as defined below). If our common stock (or other security for which a closing sale price must be determined) is not so listed or quoted, “trading day” means a “business day.”

“Market disruption event” means the occurrence or existence for more than one-half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.

Conversion Based on Common Stock Price

Prior to February 1, 2015, a holder may surrender notes for conversion during any calendar quarter after the calendar quarter ending June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter.

Conversion Upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•

distribute to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as reasonably determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day preceding the declaration date for such distribution, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

Certain Corporate Events

In addition, if we are party to any transaction or event that constitutes a designated event, a holder may surrender notes for conversion at any time on or after the 30th scheduled trading day prior to the anticipated effective date of such transaction or event until the purchase date corresponding to such designated event, and if such designated event constitutes a fundamental change, may be entitled to receive extra shares upon any conversion as described below under “—Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change.”

You will also have the right to convert your notes if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a designated event. In such event, you will have the right to convert your notes at any time beginning 15 calendar days prior to the date that is the actual effective date of such transaction and ending on the 15th calendar day following the effective date of such transaction. We will notify holders at least 20 days prior to the anticipated effective date of such transaction. If the transaction also constitutes a designated event, in lieu of the conversion right described in this paragraph, you will have the conversion right described in the preceding paragraph and you will have the right to require us to purchase your notes as set forth below under “—Designated Event Permits Holders to Require Us to Purchase Notes.”

In either case, if the transaction is not consummated or the event does not occur, from and after the time of our announcement that the transaction or event will not be consummated or occur, the case may be, the notes which have not theretofore been tendered for conversion shall cease to be convertible by virtue of such transaction or event.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a purchase notice as described under “—Designated Event Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon Conversion

We will settle conversion of all notes validly tendered for conversion in cash and shares of our common stock, if applicable. We will settle each $1,000 principal amount of notes being converted by delivering, on the third trading day immediately following the last day of the related observation period, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts (as defined below) for each of the 30 trading days during the related observation period.

The “observation period” with respect to any note means the 30 consecutive trading-day period beginning on and including the third trading day following the conversion date, except that, with respect to any conversion date with respect to the notes occurring during the period beginning on the 32nd scheduled trading day prior to the maturity date, and ending at 5:00 p.m., New York City time, on the scheduled trading day immediately preceding such maturity date, “observation period” means the first 30 trading days beginning on and including the 32nd scheduled trading day prior to such maturity date.

The “daily settlement amount,” for each of the 30 trading days during the observation period, shall consist of:

•	cash equal to the lesser of one-thirtieth (1/30th) of $1,000 and the daily conversion value relating to such day; and

•

to the extent such daily conversion value exceeds one-thirtieth (1/30th) of $1,000, a number of shares equal to (A) the difference between such daily conversion value and one-thirtieth (1/30th) of $1,000, divided by (B) the daily VWAP of our common stock for such day (the “deliverable stock”).

The “daily conversion value” means, for each of the 30 consecutive trading days during the observation period, one-thirtieth (1/30th) of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such day.

The “daily VWAP” for our common stock means, for each of the 30 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page AMD <equity> [AQR] (or its equivalent successor if such page is unavailable) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as our board of directors determines in good faith using a volume-weighted method).

We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the amounts above (based on the last reported sale price of our common stock on the last trading day of the applicable observation period).

The indenture requires us to pay up to the principal portion of the conversion amount of the notes in cash, and we may be required to pay cash for all or a significant portion of the total principal amount of the notes as a result of conversions after the occurrence of any of the events referred to above. See “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering.” While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash, we may enter into such an agreement in the future, which may limit or prohibit our ability to make any such payment. Our failure to pay the principal amount of the notes when converted would result in an event of default with respect to the notes.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

Adjustment Events

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR1 = the conversion rate in effect immediately after the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be; and

OS1 = the number of shares of our common stock outstanding immediately after the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of a share of our common stock on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

where,

CR0 = the conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR1 = the conversion rate in effect immediately after the “ex-date” for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the “ex-date” for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the “ex-date” relating to such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs described below in this paragraph (3);

then the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR1 = the conversion rate in effect immediately after the “ex-date” for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the “ex-date” relating to such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the “ex-date” relating to such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, immediately after the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately after the 10th trading day immediately following, and including, the effective date of the spin-off;

CR1 = the conversion rate in effect immediately after the 10th trading day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the ten trading days following the effective date of any spin-off, references within this paragraph (3) to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between such spin-off and the conversion date in determining the applicable conversion rate.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR1 = the conversion rate in effect immediately after the “ex-date” for such distribution; SP0 = the last reported sale price of our common stock on the trading day immediately preceding the “ex-date” relating to such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

CR1 = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

SP1 = the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

Notwithstanding the above, certain listing standards of the New York Stock Exchange may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (3) through (5) above. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially could result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities listed on the New York Stock Exchange. Accordingly, in the event of any such increase in the conversion rate above that which would result in the notes, in the aggregate, becoming convertible into approximately

110 million or more shares of our common stock we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the closing price of our common stock on the trading day immediately prior to the date when such shares would otherwise be required to be distributed).

If the application of the foregoing formulas would result in a decrease in the conversion rate (other than as a result of a share split or share combination), no adjustment to the conversion rate will be made.

As used in this section, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Events that Will not Result in Adjustments. The applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% upon conversion, a designated event, fundamental change or upon maturity.

Treatment of Reference Property. In the event of:

•	any reclassification of our common stock; or

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into:

•	cash up to the aggregate principal amount thereof; and

•

in lieu of the shares of our common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant events (“reference property”).

The amount of any reference property you receive will be based on the daily conversion values of reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Treatment of Rights. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “—Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Tax Effect. A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax (including backup withholding taxes or withholding taxes on payment to foreign persons) as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “U.S. Federal Income Tax Considerations.” Because this deferred income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes (including backup withholding taxes) on behalf of a holder, we may, at our option, set-off such payments against payments of cash and common stock, if any, on the notes.

Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change

If you elect to convert your notes at any time on or after the 30th scheduled trading day prior to the anticipated effective date of a “fundamental change” as defined below until the related designated event purchase date, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. We will notify holders of the occurrence of any such fundamental change and issue a press release no later than 30 scheduled trading days prior to the anticipated effective date of such transaction. We will settle conversions of notes as described below under “—Settlement of Conversions in a Fundamental Change.”

The number of additional shares by which the conversion rate will be increased will be determined by reference to the tables below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of each table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Effective Date	Stock Price
	$14.04	$15.00	$20.00	$25.00	$30.00	$35.00	$45.00	$55.00	$65.00	$75.00	$100.00	$125.00	$150.00
4/27/2007	35.6125	33.0347	22.4578	16.6494	13.0615	10.6593	7.6879	5.9435	4.8044	4.0041	2.7642	2.0542	1.5945
5/1/2008	35.6125	32.4075	21.6740	15.8588	12.3157	9.9737	7.1219	5.4763	4.4146	3.6747	2.5368	1.8880	1.4681
5/1/2009	35.6125	31.5487	20.6681	14.8669	11.3923	9.1331	6.4373	4.9165	3.9504	3.2840	2.2677	1.6909	1.3173
5/1/2010	35.6125	31.0542	19.5789	13.7616	10.3524	8.1833	5.6660	4.2894	3.4333	2.8505	1.9707	1.4734	1.1508
5/1/2011	35.6125	31.0542	18.4242	12.5332	9.1776	7.1062	4.7959	3.5887	2.8602	2.3728	1.6454	1.2351	0.9679
5/1/2012	35.6125	31.0542	17.1853	11.1315	7.8135	5.8547	3.8002	2.8009	2.2240	1.8467	1.2887	0.9725	0.7652
5/1/2013	35.6125	31.0542	15.8621	9.4754	6.1663	4.3526	2.6472	1.9178	1.5248	1.2732	0.8987	0.6823	0.5390
5/1/2014	35.6125	31.0542	14.5336	7.3825	4.0129	2.4463	1.3176	0.9588	0.7790	0.6598	0.4720	0.3598	0.2851
5/1/2015	35.6125	31.0542	14.3875	4.3875	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $150.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $14.04 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the additional number of shares of common stock issuable upon conversion exceed 35.6125 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

In addition, if you convert your notes prior to the effective date of any fundamental change, and the fundamental change does not occur, you will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Settlement of Conversions in a Fundamental Change

As described above under “—Conversion Rate Adjustments—Treatment of Reference Property,” upon effectiveness of any fundamental change, the notes will be convertible into cash and reference property as applicable. If, as described above, we are required to increase the conversion rate by the additional shares as a result of the fundamental change, notes surrendered for conversion will be settled as follows:

•

If the last day of the applicable observation period related to notes surrendered for conversion is prior to the third scheduled trading day preceding the effective date of the fundamental change, we will settle such conversion as described under “—Payment upon Conversion” above by delivering the amount of cash and shares of our common stock, if any (based on the conversion rate then in effect without regard to the number of additional shares to be added to the conversion rate as described above) on the third trading day immediately following the last day of the applicable observation period. In addition, as soon as practicable following the effective date of the fundamental change, we will deliver the increase in such amount of cash and reference property deliverable in lieu of shares of our common stock, if any, as if the conversion rate had been increased by such number of additional shares during the related observation period (and based upon the related daily VWAP prices during such observation period). If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering reference property based on such increased number of shares.

•

If the last day of the applicable observation period related to notes surrendered for conversion is on or following the third scheduled trading day preceding the effective date of the fundamental change, we will settle such conversion as described under “—Payment upon Conversion” above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (1) the effective date of the transaction and (2) third trading day immediately following the last day of the applicable observation period.

Designated Event Permits Holders to Require Us to Purchase Notes

If a designated event (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “designated event purchase date”) of our choosing that is not less than 20 nor more than 35 days after the date of our notice of the designated event. The price (the “designated event purchase price”) we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including any additional interest) to but excluding the designated event purchase date (unless the designated event purchase date is between a regular record date and the interest payment date to which it relates). Any notes purchased by us will be paid for in cash.

A “designated event” will be deemed to have occurred upon a fundamental change or a termination of trading.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% shares of common stock, or depositary receipts representing such shares, that are:

•	listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

•

approved, or immediately after the transaction or event will be approved, for quotation on a United States system of automated dissemination of quotations of securities prices similar to the NASDAQ National Market prior to its designation as a national securities exchange.

A “termination of trading” will be deemed to have occurred if our common stock is neither listed for trading on a U.S. national securities exchange nor approved for quotation on a U.S. system of automated dissemination of quotations of securities prices similar to the NASDAQ National Market prior to its designation as a national securities exchange.

On or before the 10th day after the occurrence of a designated event, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a designated event and whether such designated event also constitutes a fundamental change;

•	the date of the designated event;

•	the last date on which a holder may exercise the purchase right;

•	the designated event purchase price;

•	the designated event purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate (including the number of additional shares, if any, in the case of a fundamental change);

•

that the notes with respect to which a designated event change purchase notice has been delivered by a holder may be converted only if the holder withdraws the designated event purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the designated event purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Designated Event Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the designated event purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the designated event purchase date. You will receive payment of the designated event purchase price promptly following the later of the designated event purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the designated event purchase price of the notes on the business day following the designated event purchase date, then:

•

the notes will cease to be outstanding and interest (including any additional interest) will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the designated event purchase price, and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer of us. The designated event purchase price feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The terms designated event and fundamental change are limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a designated event may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a designated event were to occur, we may not have enough funds to pay the designated event purchase price. See “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering” under the caption “We may not have the ability to raise the funds necessary to purchase the notes upon a designated event, as required by the indenture governing the notes.” If we fail to purchase the notes when required following a designated event, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Certain of our debt agreements may limit our ability to purchase notes. See “Risk Factors—We have substantial amount of indebtedness which could affect our financial position and prevent us from fulfilling our obligations under the notes.”

No notes may be purchased at the option of holders upon a designated event if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the designated event purchase price of the notes.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the commencement of the observation period, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, all cash and shares of our common stock (if any) or a combination of cash and shares of our common stock, equal to the consideration due upon conversion, all as provided above under “—Conversion Rights—General.” By the close of business on the trading day immediately preceding the start of the observation period, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, all cash or a combination of cash and shares of common stock.

If the designated institution accepts any such notes, it will deliver cash and, if applicable, the appropriate number of shares of our common stock to the conversion agent and the conversion agent will deliver the cash and those shares to the applicable holder. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will, no later than the third trading day immediately following the last day of the related observation period, convert the notes into cash and shares, if any, of our common stock, as described above under “—Conversion Rights.”

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Optional Redemption by AMD

The notes may not be redeemed prior to maturity.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all our obligations under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no Default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, us under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a designated event (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Reports

The indenture governing the notes provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be delivered to the trustee within 30 days after the same is required to be filed with the Securities and Exchange Commission.

In addition, we agree that, if at any time we are not required to file with the SEC the reports required by the preceding paragraph, we will furnish to the holders of notes or any shares of our common stock issued upon conversion thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and take such further action as any such holder may reasonably request, all to the extent required from time to time to enable such holder to sell its notes or common stock without registration under the Securities Act within the limitation of the exemption provided by Rule 144A, as such rule may be amended from time to time.

Events of Default

Each of the following is an Event of Default:

(1) default in any payment of interest (including any additional interest) on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required purchase, upon declaration or otherwise;

(3) failure by us to comply with our obligation to convert the notes in accordance with the indenture, upon exercise of a holder’s conversion right;

(4) failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

(5) failure by us to issue a designated event notice when due;

(6) failure by us for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our majority-owned subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $50 million in the aggregate of us and/or any majority-owned subsidiary, whether such debt now exists or shall hereafter be created, which default results in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 60 days after written notice of such acceleration has been received by us or such subsidiary;

(8) any judgment or judgments for the payment of money in an aggregate amount in excess of $50 million (or its foreign currency equivalent at the time) that shall be rendered against us or any of our majority-owned subsidiaries and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or

(9) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes) (the “bankruptcy provisions”).

If an Event of Default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an Event of Default arising out of the bankruptcy provisions, the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described above in “—Reports,” will for the first 60 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes. If we so elect, such extension fee will be payable on all outstanding notes on or before the date on which such event of default first occurs. On the 61st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 61st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the extension fee in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the extension fee as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election and (ii) pay such extension fee on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of and interest (including any additional interest) on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past Default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest on any note;

(3) reduce the principal, or extend the stated maturity, of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the designated event purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) change the place or currency of payment of principal or interest in respect of any note;

(7) impair the right of any holder to receive payment of principal of and interest (including any additional interest) on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8) make any change in the amendment or waiver provisions which require each holder’s consent.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency or conform the indenture to the description of notes contained in this prospectus;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7) make any change that does not materially adversely affect the rights of any holder; or

(8) comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent.

Form, Denomination and Registration

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and multiples of $1,000.

Global Note, Book-Entry Form

Notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest on the purchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or designated event purchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing.

Information Concerning the Trustee; Reports by AMD

We appointed Wells Fargo Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in some cases or to realize on some property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

In the indenture, we agreed to file with the trustee and transmit to holders of the notes such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner required by such Act.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, $.10 par value per share. As of July 2, 2007, 552,785,430 shares of common stock were issued and outstanding. There are no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the board of directors.

The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefore and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. However, the terms of certain of our borrowing arrangements restrict our ability to declare or pay dividends on our common stock in certain circumstances. Upon liquidation or dissolution of the company subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis the remaining assets of the company available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change of control of AMD without further action by the stockholders.

CAPPED CALL TRANSACTION

In connection with the issuance of the notes, we entered into a capped call transaction with respect to our common stock with a third party, whom we refer to as the counterparty.

The capped call transaction is expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the terms of the capped call transaction, at the time of exercise is greater than the strike price of the capped call transaction, which corresponds to the initial conversion price of the notes and is subject to certain adjustments similar to those contained in the notes. If, however, the market value per share of our common stock exceeds the cap price of the capped call transactions, as measured under the terms of the capped call transaction, the dilution mitigation under the capped call transaction will be limited, which means that there would be dilution to the extent that the then market value per share of our common stock exceeds the cap price of the capped call transaction.

The capped call transaction is a separate transaction entered into by us with the counterparty, is not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transaction. For a discussion of the impact of any market or other activity by the counterparty or its affiliates in connection with the capped call transaction, see “Risk Factors—Risks Related to the Notes and Our Common Stock—The capped call transaction may affect the value of the notes and our common stock.”

SELLING SECURITY HOLDERS

On April 27, 2007, we issued all of the notes to Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. These initial purchasers then resold the notes to persons reasonably believed by the initial purchasers to be qualified institutional buyers in reliance on Rule 144A of the Securities Act. Based on representations made to us by the selling security holders, we believe that the selling security holders purchased the notes in the ordinary course of business and that at the time of the purchase of the notes, such selling security holders had no agreements or understandings, directly or indirectly with any person to distribute such securities. All of the notes were issued as “restricted securities” under the Securities Act. Selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock issuable upon conversion of the notes.

The following table sets forth information, as of July 13, 2007, with respect to the selling security holders and the principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling security holders. The selling security holders may offer all, some or none of the notes or the common stock issuable upon conversion of the notes. The selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the notes. The percentage of common stock outstanding beneficially owned by each selling security holder is based on 552,785,430 shares of common stock outstanding on July 2, 2007. The number of shares of common stock issuable upon conversion of the notes offered hereby is based on a conversion price of $28.08 per share and a cash payment in lieu of any fractional share. Assuming that all of the securities offered hereby are sold, none of the selling security holders will hold greater than one percent of the total number of shares outstanding upon completion of these sales.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby ($)	Shares of Common Stock Owned Prior to the Offering (1)	Convertible Shares Offered Hereby(2)	Shares of Common Stock Owned Upon Completion of the Offering
ADI Alternative Investments (3)	7,000,000	249,287	249,287	—

ADI Alternative Investments c/o Casam ADI CB Arbitrage (4)	4,000,000	142,450	142,450	—

ADI Alternative Investments c/o Kallista Master Fund Limited (5)	7,000,000	249,287	249,287	—

AIM High Yield Fund (6)(7)	4,680,000	166,666	166,666	—

AIM V.I. High Yield Fund (8)(8)	320,000	11,396	11,396	—

Alexandra Global Master Fund Ltd. (9)	25,000,000	890,313	890,313	—

Allstate Insurance Company (10)(11)	5,500,000	219,468	195,868	23,600

Army and Air Force Mutual Aid Association (12)	75,000	2,670	2,670	—

AST High Yield Portfolio (13)	850,000	30,270	30,270	—

AVK (Advent Claymore) Fund (14)	2,000,000	71,225	71,225	—

AXA Premier VIP High Yield Portfolio (15)	1,425,000	50,747	50,747	—

BMO Nesbitt Burns Inc. (16)(17)(18)	5,000,000	178,062	178,062	—

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Shares of Common Stock Owned Prior to the Offering (1)	Convertible Shares Offered Hereby(2)	Shares of Common Stock Owned Upon Completion of the Offering
CAS HY (19)	2,000,000	71,225	71,225	—

CBARB, a Segregated Account of Geode Capital Master Fund Ltd. (20)	7,500,000	267,074	267,094	—

CC Arbitrage, Ltd. (21)(8)	17,500,000	623, 219	623,219	—

CIBC World Markets Corp. (22)	5,000,000	178,062	178,062	—

Citadel Equity Fund, Ltd. (23)(24)	275,000,000	9,793,447	9,793,447	—

Citigroup Global Markets Inc. (25)	30,168,000	1,648,860	1,648,860	—

CNH CA Master Account, L.P. (26)	20,000,000	712,250	712,250	—

Credit Suisse Securities Europe Ltd. (27)(28)(18)	4,000,000	142,450	142,450	—

Credit Suisse Securities (USA) LLC (29)(30)(18)	55,000,000	1,958,689	1,958,689	—

DBAG London (8)(22)(30)	178,000,000	6,339,031	6,339,031	—

Deephaven Domestic Convertible Trading Ltd (31)(7)	32,000,000	1,139,601	1,139,601	—

Delaware Dividend Income Fund (32)	3,385,000	120,548	120,548	—

Delaware Investments Dividend and Income Fund (33)	450,000	16,025	16,025	—

Delaware Investments Global Dividend and Income Fund (34)	165,000	5,876	5,876	—

D.E. Shaw Valence Portfolios, L.L.C. (8)(35)	20,000,000	712,250	712,250	—

Deutsche Bank Securities (36)	5,000,000	178,062	178,062	—

dit-UZN-USA (sub) (37)	75,000	2,670	2,670	—

Eli Lilly and Company (38)	75,000	2,670	2,670	—

Florida Power + Light (39)	1,498,000	53,347	53,347	—

GCOF – HY (40)	750,000	26,709	26,709	—

Georgia Health Care (41)	96,000	3,418	3,418	—

Global High Yield Fund (42)	125,000	4,451	4,451	—

Goldman Sachs & Co. Profit Sharing Master Trust (8)(43)	927,000	33,012	33,012	—

Governing Board Employees Benefit of the City of Detroit (44)	20,000	712	712	—

IBM Personal Pension Plan Trust (45)	350,000	12,464	12,464	—

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Shares of Common Stock Owned Prior to the Offering (1)	Convertible Shares Offered Hereby(2)	Shares of Common Stock Owned Upon Completion of the Offering
Inflective Convertible Opportunity Fund I, Limited (8)(46)	2,400,000	85,470	85,470	—

Inflective Convertible Opportunity Fund I, L.P. (8)(47)	1,300,000	46,296	46,296	—

ING PIMCO High Yield Portfolio (48)	1,050,000	37,393	37,393	—

Institutional Benchmark Series-Ivan Segregated Acct (8)(49)	800,000	28,490	28,490	—

Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC (50)	2,900,000	103,276	103,276	—

JMG Triton Offshore Fund, Ltd (51)	5,500,000	195,868	195,868	—

Kamunting Street Master Fund, Ltd (52)	50,000,000	1,780,626	1,780,626	—

KBC Financial Products USA Inc. (53)(18)	7,500,000	267,094	267,094	—

Linden Capital LP (54)	5,000,000	248,647	178,062	70,583

Lyxor/Inflective Convertible Opportunity Fund (8)(55)	800,000	28,490	28,490	—

Magnetar Capital Master Fund, Ltd (56)	17,500,000	623,219	623,219	—

Millenium Partners, L.P. (57)(8)	356,125	12,682	12,682	—

MV ANR INKA (58)	75,000	2,670	2,670	—

Och Ziff Capital Structure Arbitrage Master Fund (59)	30,000,000	1,068,376	1,068,376	—

Old Lane Cayman Master Fund LP (60)	35,760,000	1,273,504	1,273,504	—

Old Lane HMA Master Fund LP (61)	10,140,000	361,111	361,111	—

Old Lane U.S. Master Fund LP (62)	14,100,000	502,136	502,136	—

Oz Special Funding (OZMD), LP (63)	79,073,000	2,815,990	2,815,990	—

Pacific Investment Grade Cayman Fund (64)	775,000	27,599	27,599	—

PAPS High Yield Portfolio (65)	375,000	13,354	13,354	—

Partners Group Alternative Strategies PCC Limited, Red Delta Cell, c/o Quattro Fund (66)	3,400,000	121,082	121,082	—

PIMCO Bermuda U.S. High Yield Fund (67)	700,000	24,928	24,928	—

PIMCO Bermuda U.S. High Yield II (68)	200,000	7,122	7,122	—

PIMCO Cayman Global High Income (Yen-Hedged) (69)	25,000	890	890	—

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Shares of Common Stock Owned Prior to the Offering (1)	Convertible Shares Offered Hereby(2)	Shares of Common Stock Owned Upon Completion of the Offering
PIMCO Cayman Global High Income Fund (70)	4,350,000	154,914	154,914	—

PIMCO Convertible Fund (71)	1,500,000	53,418	53,418	—

PIMCO GIS High Yield Bond Fund (72)	1,800,000	64,102	64,102	—

PIMCO Global High Yield Strategy Fund (73)	1,125,000	40,064	40,064	—

PIMCO High Yield Fund (74)	10,550,000	375,712	375,712	—

Platinum Grove Contingent Capital Master Fund (75)	20,000,000	712,250	712,250	—

Polygon Global Opportunities Master Fund (76)	165,000,000	5,876,068	5,876,068	—

Prudential Series Fund Inc. SP PIMCO HY (77)	850,000	30,270	30,270	—

PVIT High Yield Portfolio (78)	750,000	26,709	26,709	—

Quattro Fund Ltd (79)	21,684,000	772,222	772,222	—

Quattro Multistrategy Masterfund LP (80)	1,806,000	64,316	64,316	—

Radcliffe SPC, Ltd. (81)	15,000,000	534,188	534,188	—

Raytheon Phoenix (82)	1,242,000	44,230	44,230	—

RCG Latitude Master Fund, Ltd (83)(84)	6,000,000	213,675	213,675	—

RCG PB Ltd (85)(86)	3,500,000	124,643	124,643	—

S.A.C. Arbitrage Fund, LLC (87)	5,000,000	178,062	178,062	—

Sandelman Partners Multi-Strategy Master Fund Ltd. (88)	25,000,000	890,313	890,313	—

Seattle City Employee Retirement System (89)	139,000	4,950	4,950	—

SK 4 HYB4 (90)	200,000	7,122	7,122	—

Specialforeningen Nykredit Global High Yield (91)	450,000	16,025	16,025	—

Stark Master Fund Ltd. (92)	105,000,000	3,739,316	3,739,316	—

Starvest Convertible Securities Fund (93)	73,000	2,599	2,599	—

Tamalpais Asset Management, L.P. (94)(27)	15,000,000	534,188	534,188	—

Teachers Retirement System of the City of New York (95)	1,932,000	68,803	68,803	—

Topaz Fund (96)(8)	5,000,000	178,062	178,062	—

UBS Securities LLC (97)(22)	8,000,000	516,202	284,900	231,302

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Shares of Common Stock Owned Prior to the Offering (1)	Convertible Shares Offered Hereby(2)	Shares of Common Stock Owned Upon Completion of the Offering
Vicis Capital Master Fund (98)	6,000,000	213,675	213,675	—

Waterstone Market Neutral MAC51 Fund, Ltd. (99)	5,401,000	192,343	192,343	—

Waterstone Market Neutral Master Fund, Ltd. (100)	9,599,000	341,844	341,844	—

Wells Fargo and Company (36)	17,000,000	605,413	605,413	—

Xavex Convertible Arbitrage 5 (101)(102)	500,000	17,806	17,806	—

Any other holder of Notes or future transferee, pledgee, donee, or successor of any holder (103)(104)	803,621,875	28,944,498	28,619,012	—

Total	2,200,000,000	78,673,064	78,347,578	325,486

(1)

Includes shares of common stock issuable upon conversion of the notes, assuming conversion of all of the holder’s notes into shares of common stock at a conversion price of $28.08 per share and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under “Description of Notes—Conversion Rights.”

(2)	Consists of shares of common stock issuable upon conversion of the notes, assuming conversion of all of the holder’s notes into shares of common stock at a conversion price of $28.08 per share and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under “Description of Notes—Conversion Rights.”
(3)	Patrick Hobin, Christophe Lepitre, Makrem Boumlouka, Alain Reinhold, and Erich Bonnet have the power to direct the voting or disposition of the securities held by ADI Alternative Investments.
(4)	Patrick Hobin, Christophe Lepitre, Makrem Boumlouka, Alain Reinhold, and Erich Bonnet have the power to direct the voting or disposition of the securities held by ADI Alternative Investments c/o Casam ADI CB Arbitrage.
(5)	Patrick Hobin, Christophe Lepitre, Makrem Boumlouka, Alain Reinhold, and Erich Bonnet have the power to direct the voting or disposition of the securities held by ADI Alternative Investments c/o Kallista Master Fund Limited.
(6)	AIM High Yield Fund is a series portfolio of AIM Investment Securities Funds, a registered investment company. AIM Distributors, Inc. and Fund Management Company are the principal underwriters for the AIM Funds and have the same parent company as AIM Advisors, Inc., investment advisor to INVESCO plc.
(7)	Selling security holder is an affiliate of a broker-dealer.
(8)	AIM V.I. High Yield Fund is a series portfolio of AIM Variable Insurance Funds, a registered investment company. AIM Distributors, Inc. and Fund Management Company are the principal underwriters for the AIM Funds and have the same parent company as AIM Advisors, Inc., investment advisor to INVESCO plc.
(9)	Mikhail Filimonov has the power to direct the voting or disposition of the securities held by Alexandra Global Master Fund Ltd.
(10)	Allstate Insurance Company, or AIC, is wholly-owned by the Allstate Corporation, a NYSE publicly traded entity.

(11)

Selling security holder is an affiliate of a broker-dealer. Allstate Life Insurance Company (“ALIC”), an AIC subsidiary, directly and through its subsidiaries, is one of the 20 largest writers of life insurance and annuity products in the United States. Allstate Retirement Plan and Agents Pension Plan are employer sponsored pension plans maintained for Allstate employees and agents. Allstate New Jersey Insurance Company (“ANJIC”), an Illinois insurance company and an indirect subsidiary of AIC, writes property and casualty insurance exclusively in the State of New Jersey. In the course of managing their investment portfolios, AIC and its affiliates may acquire and hold investments that exceed 10% of a class of equity securities of an issuer. The Public Equity Group of Allstate Investments, LLC, which has responsibility for the securities described herein, is not aware of any positions, offices or other material relationships involving AIC or its subsidiaries which should be disclosed in response to the questions contained herein. No independent investigation has been made, however, as to whether there are or may have been any such transactions as a result of insurance activities, business or marketing relationships, or investment activities of other groups or divisions or actions with respect to or by such investee companies.

(12)	Curtis Mewbourne has the power to direct the voting or disposition of the securities held by Army and Air Force Mutual Aid Association.
(13)	Mark Hudoff has the power to direct the voting or disposition of the securities held by AST High Yield Portfolio.
(14)	Tracy V. Maitland has the power to direct the voting or disposition of the securities held by AVK (Advent Claymore) Fund.
(15)	Mark Hudoff has the power to direct the voting or disposition of the securities held by AXA Premier VIP High Yield Portfolio.
(16)	BMO Nesbitt Burns Inc. is a subsidiary of Bank of Montreal, which is a publicly held entity.
(17)	Stephen Church has the power to direct the voting or disposition of the securities held by BMO Nesbitt Burns Inc.
(18)	Selling security holder is a broker-dealer and may be deemed to be an underwriter.
(19)	Mark Hudoff has the power to direct the voting or disposition of the securities held by CAS HY.
(20)	Phil Dumas has the power to direct the voting or disposition of the securities held by CBARB, a segregated account of Geode Capital Master Fund Ltd., which is an open-ended mutual fund company registered as a segregated accounts company under the laws of Bermuda.
(21)	As investment manager under a management agreement, Castle Creek Arbitrage LLC. may exercise dispositive and voting power with respect to the shares owned by CC Arbitrage, Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Arbitrage Ltd.
(22)	Selling security holder is a publicly held entity.
(23)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.
(24)	Selling security holder is an affiliate of a broker-dealer. The broker-dealers are under common control with Citadel Equity Fund Ltd. and one is directly owned by Citadel Equity Fund.
(25)	Citigroup Global Markets Inc. is a subsidiary of Citigroup, Inc., which is a publicly held investment company.
(26)	CNH Partners, LLC is Investment Advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over the securities. Investment principals for the Investment Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(27)	Selling security holder is an investment company, registered under the Investment Company Act of 1940, as amended.
(28)	Gerry Murtough has the power to direct the voting or disposition of the securities held by Credit Suisse Securities Europe Ltd.
(29)	Jeff Andreski has the power to direct the voting or disposition of the securities held by Credit Suisse Securities (USA) LLC.
(30)	Patrick Corrigan has the power to direct the voting or disposition of the securities held by DBAG London.
(31)	Deephaven Capital Management LLC has the power to direct the voting or disposition of the securities held by Deephaven Domestic Convertible Trading Ltd.
(32)	Babak Zenozi has the power to direct the voting or disposition of the securities held by Delaware Dividend Income Fund.
(33)	Damon Andres has the power to direct the voting or disposition of the securities held by Delaware Investments Dividend & Income Fund.
(34)	Damon Andres has the power to direct the voting or disposition of the securities held by Delaware Investments Global Dividend & Income Fund.
(35)	D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any shares of common stock issuable upon conversion of the notes owned by D.E. Shaw Valence Portfolios, L.L.C. Julius Gaudio, Eric Wepsic, and Anne Dinning, or their designees exercise voting and investment control over the notes on D. E. Shaw & Co. L.P.’s behalf.
(36)	Selling security holder is a publicly held entity and an investment company registered under the Investment Company Act of 1940.
(37)	Mark Hudoff has the power to direct the voting or disposition of the securities held by dit-UZN-USA (sub).
(38)	Mark Hudoff has the power to direct the voting or disposition of the securities held by Eli Lilly and Company.
(39)	Tracy V. Maitland has the power to direct the voting or disposition of the securities held by Florida Power + Light.
(40)	Mark Hudoff has the power to direct the voting or disposition of the securities held by GCOF – HY.
(41)	Tracy V. Maitland has the power to direct the voting or disposition of the securities held by Georgia Health Care.
(42)	Mark Hudoff has the power to direct the voting or disposition of the securities held by Global High Yield Fund.
(43)	Daniel S. Och as senior managing member of Oz Management, LLC, the investment manager to the selling security holder, may be deemed to have the power to direct the voting or disposition of the securities held by Goldman Sachs & Co. Profit Sharing Master Trust.
(44)	Tracy V. Maitland has the power to direct the voting or disposition of the securities held by Governing Board Employees Benefit of the City of Detroit.
(45)	Mark Hudoff has the power to direct the voting or disposition of the securities held by IBM Personal Pension Plan Trust.

(46)	Thomas J. Ray has the power to direct the voting or disposition of the securities held by Inflective Convertible Opportunity Fund I, Limited.
(47)	Thomas J. Ray has the power to direct the voting or disposition of the securities held by Inflective Convertible Opportunity Fund I, Limited.
(48)	Mark Hudoff has the power to direct the voting or disposition of the securities held by ING PIMCO High Yield Portfolio.
(49)	Thomas J. Ray has the power to direct the voting or disposition of the securities held by Inflective Convertible Opportunity Fund I, Limited.
(50)	Gary Crowder has the power to direct the voting or disposition of the securities held by Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC.
(51)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”), that has voting and dispositive power over the Fund’s investments, including the securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.
(52)	Allan Teh has the power to direct the voting or disposition of the securities held by Kamunting Street Master Fund, Ltd.
(53)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a directly wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
(54)	Sui Min Wong has the power to direct the voting or disposition of the securities held by Linden Capital LP.
(55)	Thomas J. Ray has the power to direct the voting or disposition of the securities held by Inflective Convertible Opportunity Fund I, Limited.
(56)	Magnetar Financial LLC has the power to direct the voting or disposition of the securities held by Magnetar Capital Master Fund, Ltd. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Capital Master Fund, Ltd. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.
(57)	Millenium Management, L.L.C., a Delaware limited liability company, is the general partner of Millenium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millenium Partners, L.P. Israel A. Englander is the managing member of Millenium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millenium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either Millenium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millenium Partners, L.P.
(58)	Mark Hudoff has the power to direct the voting or disposition of the securities held by MV ANR INKA.

(59)	Daniel S. Och as senior managing member of Oz Management, LLC, the investment manager to the selling security holder, may be deemed to have the power to direct the voting or disposition of the securities held by Goldman Sachs & Co. Profit Sharing Master Trust.
(60)	Jonathan Barton has the power to direct the voting or disposition of the securities held by Old Lane Cayman Master Fund LP.
(61)	Jonathan Barton has the power to direct the voting or disposition of the securities held by Old Lane HMA Master Fund LP.
(62)	Jonathan Barton has the power to direct the voting or disposition of the securities held by Old Lane U.S. Master Fund LP.
(63)	Daniel S. Och as senior managing member of Oz Management, LLC, the investment manager to the selling security holder, may be deemed to have the power to direct the voting or disposition of the securities held by Goldman Sachs & Co. Profit Sharing Master Trust.
(64)	Mark Hudoff has the power to direct the voting or disposition of the securities held by Pacific Investment Grade Cayman Fund.
(65)	Mark Hudoff has the power to direct the voting or disposition of the securities held by PAPS High Yield Portfolio.
(66)	Mark Rowe, Felix Haldner, Michael Fitchet, and Denis O’Malley have the power to direct the voting or disposition of the securities held by Partners Group Alternative Strategies PCC Limited, Red Delta Cell, c/o Quatro Fund.
(67)	Mark Hudoff has the power to direct the voting or disposition of the securities held by PIMCO Bermuda U.S. High Yield Fund.
(68)	Mark Hudoff has the power to direct the voting or disposition of the securities held by PIMCO Bermuda U.S. High Yield II.
(69)	Mark Hudoff has the power to direct the voting or disposition of the securities held by PIMCO Cayman Global High Income (Yen-Hedged).
(70)	Mark Hudoff has the power to direct the voting or disposition of the securities held by PIMCO Cayman Global High Income Fund.
(71)	Mark Hudoff has the power to direct the voting or disposition of the securities held by PIMCO Convertible Fund.
(72)	Mark Hudoff has the power to direct the voting or disposition of the securities held by PIMCO GIS High Yield Bond Fund.
(73)	Mark Hudoff has the power to direct the voting or disposition of the securities held by PIMCO High Yield Fund.
(74)	Mark Hudoff has the power to direct the voting or disposition of the securities held by PIMCO Global High Yield Strategy Fund.
(75)	Yon Vtorov has the power to direct the voting or disposition of the securities held by Platinum Grove Contingent Capital Master Fund.
(76)	Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander Jackson, Reade Griffith and Paddy Dear have the power to direct the voting or disposition of the securities held by Polygon Global Opportunities Master Fund (the “Master Fund”). The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Bear disclaim beneficial ownership of the securities held by the Master Fund.
(77)	Mark Hudoff has the power to direct the voting or disposition of the securities held by Prudential Series Fund Inc. SP PIMCO HY.
(78)	Mark Hudoff has the power to direct the voting or disposition of the securities held by PVIT High Yield Portfolio.

(79)	Andrew Kaplan, Brian Swain, and Louis Napoli have the power to direct the voting or disposition of the securities held by Quattro Fund Ltd.
(80)	Andrew Kaplan, Brian Swain, and Louis Napoli have the power to direct the voting or disposition of the securities held by Quattro Multistrategy Masterfund LP.
(81)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.
(82)	Tracy V. Maitland has the power to direct the voting or disposition of the securities held by Raytheon Phoenix.
(83)

Ramius Capital Group, L.L.C. (“Ramius Capital”) as the investment adviser of RCG Latitude Master Fund, Ltd. (“Latitude”) consequently has voting control and investment discretion over securities held by Latitude. Ramius Capital disclaims beneficial ownership of the shares held by Latitude. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(84)	The investment advisor to RCG Latitude Master Fund, Ltd. is Ramius Capital. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any shares purchased in this offering by RCG Latitude Master Fund, Ltd. and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.
(85)	Ramius Capital as the investment adviser of RCG PB LTD. (“RCG PB LTD”) consequently has voting control and investment discretion over securities held by RCG PB LTD. Ramius Capital disclaims beneficial ownership of the shares held by RCG PB LTD. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(86)	The investment advisor to RCG PB Ltd. is Ramius Capital. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any shares purchased in this offering by RCG PB Ltd. and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.
(87)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the registrable securities.
(88)	Jon Sandelman has the power to direct the voting or disposition of the securities held by Sandelman Partners Multi-Strategy Master Fund Ltd.
(89)	Tracy V. Maitland has the power to direct the voting or disposition of the securities held by Seattle City Employee Retirement System.
(90)	Mark Hudoff has the power to direct the voting or disposition of the securities held by SK 4 HYB4.

(91)	Mark Hudoff has the power to direct the voting or disposition of the securities held by Specialforeningen Nykredit Global High Yield.
(92)	Michael A. Roth and Brian J. Stark have voting and investment control over securities owned by Stark Master Fund Ltd. Messrs. Roth and Stark disclaim beneficial ownership of such securities.
(93)	Tracy V. Maitland has the power to direct the voting or disposition of the securities held by Starvest Convertible Securities Fund.
(94)	Paul Giordano has the power to direct the voting or disposition of the securities held by Tamalpais Asset Management, L.P.
(95)	Tracy V. Maitland has the power to direct the voting or disposition of the securities held by Teachers Retirement System of the City of New York.
(96)	Robert Marx has the power to direct the voting or disposition of the securities held by Topaz Fund.
(97)	John Dibacco has the power to direct the voting or disposition of the securities held by UBS Securities LLC.
(98)	John Succo, Sky Lucas, and Shad Stastney have the power to direct the voting or disposition of the securities held by Vicis Capital Master Fund.
(99)	Shawn Bergerson has the power to direct the voting or disposition of the securities held by Waterstone Market Neutral MAC51 Fund, Ltd.
(100)	Shawn Bergerson has the power to direct the voting or disposition of the securities held by Waterstone Market Neutral Master Fund, Ltd.
(101)	Ramius Capital Group, L.L.C. (“Ramius Capital”) as the investment adviser of Xavex Convertible Arbitrage 5 (“Xavex”) consequently has voting control and investment discretion over securities held by Xavex. Ramius Capital disclaims beneficial ownership of the shares held by Xavex. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(102)	The investment advisor to Xavex Convertible Arbitrage 5 is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares purchased in this offering by Xavex Convertible Arbitrage 5 and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.
(103)	Additional selling security holders not named in this prospectus will be not be able to use this prospectus for resales until they are named in the selling security holder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling security holders will not be able to use this prospectus for resales until they are named in the selling security holder table by prospectus supplement or post-effective amendment. We will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.
(104)	The maximum principal amount of notes that may be sold under this prospectus will not exceed $2,200,000,000.

To the extent that any of the selling security holders identified above are broker-dealers, they are deemed to be, under interpretations of the Staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act. With respect to selling security holders that are affiliates of broker-dealers, they have represented to us that such entities acquired their notes in the ordinary course of business and at the time of the purchase of their notes such selling security holders had no agreements or understandings, directly or indirectly, with any person to distribute those notes.

To the extent that we determine that such entities did not acquire their notes in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

Information concerning other selling security holders will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required. Information concerning the security holders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

The selling security holders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the notes and the underlying common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell the notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling security holders from the sale of the notes or the underlying common stock offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “AMD.” We do not intend to list the notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

Profits on the sale of the notes and the underlying common stock by selling security holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling security holders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling security holders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling security holders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling security holder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling security holders.

A selling security holder may decide not to sell any notes or the underlying common stock described in this prospectus. We cannot assure holders that any selling security holder will use this prospectus to sell any or all of the notes or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling security holder may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific notes or common stock to be offered and sold;

•	the names of the selling security holders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling security holders.

We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling security holders and Advanced Micro Devices, Inc. will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling security holders incidental to the registration, offering and sale of the notes and the underlying common stock to the public, but each selling security holder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to the ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

You should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

Interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Extension Fees

We may be required to pay extension fees to a U.S. holder in certain circumstances described above under “Description of Notes—Events of Default.” We believe (and the rest of this discussion assumes) there is only a remote possibility that we will be obligated to make any such additional payments on the notes, and the notes therefore will not be treated as “contingent payment debt instruments” under applicable Treasury Regulations. Assuming our position is respected, any such additional extension fees would generally be taxable to a U.S. holder at the time such payments are received or accrued, in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Market Discount

If a U.S. holder acquires a note at a cost (excluding any amount attributable to accrued interest) that is less than the stated redemption price at maturity, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years until maturity (from the date of acquisition).

Under the market discount rules of the Code, a U.S. holder is required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not been previously included in income. If a U.S. holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value. In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a U.S. holder acquires on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the “IRS”). U.S. holders should consult their tax advisors before making this election.

Amortizable Bond Premium

In general, if a U.S. holder’s purchase price for a note, reduced by (i) an amount equal to the value of the conversion option at the time of purchase and (ii) any amount attributable to accrued interest, exceeds the stated principal amount of the note, such excess will constitute bond premium. A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under such holder’s regular accounting method. If a U.S. holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors before making this election.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders—Conversion of Notes” a U.S. holder will generally recognize gain or loss upon the sale, exchange (including an exchange with a designated financial institution in lieu of a conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”), redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note, reduced by the amount of amortized bond premium, if any, taken into account with respect to the note, and increased by the amount of market discount, if any, previously included in income with respect to the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss, except as described above under “—Market Discount.” If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be a long-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15 percent, which maximum tax rate currently is scheduled to increase to 20 percent for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”). The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and stock is received by you upon conversion of notes (excluding an exchange with a designated financial institution in lieu of a conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”), we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a recapitalization. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such) over a U.S. holder’s tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive in respect of the fractional share and the portion of the U.S. holder’s tax basis in the common stock received that is allocable to the fractional share except as described under “—Market Discount.” Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder but other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

Alternative Treatment as Part Conversion and Part Redemption. If the above-discussed conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received may be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), in which case the common stock received on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a fundamental charge may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described in “—Distributions” above. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Except as discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15 percent, which maximum is currently scheduled to increase to 20 percent for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations. Under the market discount rules of the Code, any gain recognized by a U.S. holder upon the disposition of common stock should be treated as ordinary income to the extent of any accrued market discount not previously included in income by the U.S. holder with respect to the note converted into such common stock.

Possible Effect of the Change in Conversion Consideration after a Change in Control

In certain situations, we may provide for the conversion of the notes into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes (including extension fees that we may be required to pay under circumstances described above under “Description of Notes—

Events of Default”) and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. holders

Payments of Interest

The 30 percent U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•

the non-U.S. holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30 percent U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30 percent withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

If we are required to pay extension fees as described under “Description of Notes—Events of Default,” such payments of extension fees may be subject to U.S. withholding tax. We intend to withhold tax at a rate of 30 percent on any payment of such amounts made to a non-U.S. holder unless we receive certain certifications from the non-U.S. holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty, or that such payments are effectively connected with such holder’s conduct of a trade or business in the United States, each as described above. If we withhold tax from any payment of extension fees, non-U.S. holders should consult their own tax advisors regarding whether they would be entitled to a refund of any tax withheld.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S.

permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gains realized by a non-U.S. holder on the sale, exchange (including an exchange with a designated financial institution in lieu of a conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”), certain redemptions or other taxable disposition of a note or common stock (as well as upon the conversion of a note into cash or into a combination of cash and stock) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder. If you are described in the second bullet point above, you will be subject to a flat 30 percent tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30 percent of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders— Payments of Interest.” We believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest (including additional interest and extension fees that we may be required to pay under circumstances described above under “Description of Notes—Events of Default”) and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders— Payments of Interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The financial statements of ATI as of August 31, 2006 and for the year then ended, have been audited by KPMG LLP, independent auditors, as set forth in their report therein and incorporated herein by reference.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed or furnished with the SEC. However, unless expressly listed below, no document or information that we have “furnished” or may in the future “furnish” with the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed or furnished with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 from our 2007 Proxy Statement;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	Current Report on Form 8-K/A filed on January 9, 2007; and

•	Current Report on Form 8-K filed on February 14, 2007, April 23, 2007, April 24, 2007, April 30, 2007, May 9, 2007, May 31, 2007 and June 20, 2007;

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 14, 1979.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from and after the respective dates of filing of such documents. Information contained in documents that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

You may obtain copies of these documents without charge by writing to us at Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, Sunnyvale, California 94088-3453, attention: Corporate Secretary.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Such reports, proxy statements and other information may be inspected at the SEC’s public reference facilities at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Copies of such material can also be obtained at prescribed rates by writing to the SEC’s Public Reference Section at the address set forth above or by accessing the SEC’s web site at www.sec.gov.

$2,200,000,000

6.00% Convertible Senior Notes due 2015

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the registration for resale of the 6.00% Convertible Senior Notes due 2015. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee	$67,540
Legal fees and expenses	50,000
Accounting fees and expenses	35,000
Miscellaneous expenses	7,460
Total	$160,000

ITEM 15.	LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith and that indemnification and advancement of expenses provided for, by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article 8 of our certificate of incorporation, as amended, provides for the elimination of liability of our directors to the extent permitted by Section 102(b)(7) of the DGCL. Article VIII of our By-Laws, as amended, provides for indemnification of our directors or officers or those individuals serving at our request as a director or officer of another organization, to the extent permitted by Delaware law. In addition, we are bound by agreements with certain of our directors and officers which obligate us to indemnify such persons in various circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy.

We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such director or officer against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as one of our directors or officers, provided that such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

We believe that our certificate of incorporation and bylaw provisions, our directors and officers liability insurance policy and our indemnification agreements are necessary to attract and retain qualified persons to serve as our directors and officers.

ITEM 16.	INDEX TO EXHIBITS.

Number	Exhibit
4.1	Indenture, dated April 27, 2007, between Advanced Micro Devices, Inc. and Wells Fargo Bank, as Trustee, including the form of 6.00% Convertible Senior Note due 2015, incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the SEC on April 30, 2007.

4.2	Registration Rights Agreement, dated April 27, 2007, between Advanced Micro Devices, Inc. and Morgan Stanley & Co. Incorporated, incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the SEC on April 30, 2007.

5.1	Opinion of Latham & Watkins LLP.

12.1	Statement of Computation of Ratios.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of Wells Fargo Bank (Form T-1).

ITEM 17.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas on this 10th day of July 2007.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Robert J. Rivet
Robert J. Rivet
Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hector de J. Ruiz Hector de J. Ruiz	Chairman of the Board and Chief Executive Officer (principal executive officer)	July 10, 2007

/s/ Robert J. Rivet Robert J. Rivet	Executive Vice President, Chief Financial Officer (principal financial and accounting officer)	July 10, 2007

*	Director	July 10, 2007
W. Michael Barnes

*	Director	July 10, 2007
John E. Caldwell

*	Director	July 10, 2007
Bruce Claflin

*	Director	July 10, 2007
Frank Clegg

*	Director	July 10, 2007
H . Paulett Eberhart

*	Director	July 10, 2007
Robert B. Palmer

*	Director	July 10, 2007
Morton L. Topfer

*By:	/s/ Robert J. Rivet
(Robert J. Rivet, Attorney-in-Fact)

EXHIBIT INDEX

Number	Exhibit
4.1	Indenture, dated April 27, 2007, between Advanced Micro Devices, Inc. and Wells Fargo Bank, as Trustee, including the form of 6.00% Convertible Senior Note due 2015, incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the SEC on April 30, 2007.

4.2	Registration Rights Agreement, dated April 27, 2007, between Advanced Micro Devices, Inc. and Morgan Stanley & Co. Incorporated, incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the SEC on April 30, 2007.

5.1	Opinion of Latham & Watkins LLP.

12.1	Statement of Computation of Ratios.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of Wells Fargo Bank (Form T-1).